Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

by and among

Cendant Corporation,

Affinity Acquisition, Inc.

and

Affinity Acquisition Holdings, Inc.

Dated as of July 26, 2005

i

Exhibits

Exhibit A	Form of Master Transition Services Agreement
Exhibit B	Debt Financing Commitment Letter
Exhibit C	Equity Financing Commitment Letter

Schedules

Schedule I	Parent Preferred Shares Term Sheet
Schedule I	Parent Warrant Term Sheet
Schedule III	Patent License Term Sheet
Schedule IV	Retained IP
Schedule V	New Inter-Company Term Sheets

INDEX OF DEFINED TERMS

Page
7.1(a)(xi) Losses	2, 73
Acquirors	1, 2, 3
Action	2
Adjusted EBITDA Statement	2, 21
Affected Employees	2, 46
Affiliate	3
Affinity Partner Contract	3
Agreement	3
Ancillary Agreements	3
Apollo	3, 40
Asserted Liability	3, 75
Balance Sheet	3
Balance Sheet Date	3
Base Claim	3, 73
Basket	3, 73
Business	3
Business Contract Matters	4, 51
Business Day	4
Business Litigation Matters	4, 51
Buyer	1, 4
Buyer Claim	4, 73
Buyer Indemnified Parties	4, 72
Cash	4
Ceiling	4, 73
Cendant Marks	4, 57
CIH	1, 4
Cims Limited	2, 4
claim	16
Claim Notice	4, 75
Claims Made Policies	4
Closing	4, 19
Closing Consideration	4, 18
Closing Date	5, 19
CMG	1, 5
CMG Interests	1, 5
Code	5
Commitment Letters	5
Companies	1, 5
Company	1, 5
Company Contracts	5, 30
Company Intellectual Property	5
Company Leases	5, 27
Company Licensed Intellectual
Property	5
Company Marks	5, 57
Company Owned Intellectual Property	5
Company Plans	5
Company Registered Intellectual Property	6
Competitive Business	6, 64
Confidentiality Agreement	6, 48
Continuing Agreements	6, 54
Contract	6
Copyrights	6
Counsel of Record	6, 78
debt	16
Debt Financing	6, 40
Debt Financing Commitments	6, 40
Debt Financing Schedule	6
Defense Materials	6, 79
Directive	6, 35
Due Date	6, 58
Election	61
Elections	7, 61
Encumbrance	7
Equity	1, 7
Equity Financing	7, 40
Equity Financing Commitment	7, 40
Equity Interests	7
Equity Ratio	7, 18
ERISA	7
Excepted Jurisdictions	7, 70
Excluded Litigation Matters	7, 50
Existing Licenses	54
Financial Statements	7
Financing	8, 40
Financing Agreements	8, 66
Financing Commitments	8, 40
Foreign Antitrust Merger
Control Laws	8, 24
Form A	1, 8
FSA	2, 8
FSA Notices	2, 8
FSMA	1, 8

GAAP	8
Governmental Entity	8
Governmental Filings	8, 24
Grid	8, 78
Grid Cap	8, 78
Guarantees	8, 55
HSR Act	9
Indebtedness	9
Indemnified Party	9, 75
Indemnifying Party	9, 75
Independent Accounting Firm	9
Initial Cash Price	9, 18
Insurance Commissioner	1, 9
Intellectual Property	9
Inter-Company Agreements	9, 37
Interim Period	9
Knowledge	9
Law	10
Liability	10
Losses	10, 72
LTM Adjusted EBITDA	10
LTM Scheduled EBITDA	10
Master Software Agreements	10, 54
Master Transition Services Agreement	10
Material Adverse Effect	10
Monthly Financial Reports	11
New Inter-Company Agreement Term Sheets	11, 37
New Inter-Company Agreements	11, 67
Notice Period	11, 75
Occurrence Based Policies	11
Offering Materials	11, 65
Organizational Documents	11
Outside Date	12, 71
Parent	1, 12
Parent Common Stock	12
Parent Preferred Stock	12
Parent Preferred Stock Certificate of Designations	12
Parent Warrants	12
Patent License	12
Patents	12
Permits	12, 32
Permitted Encumbrance	12
Person	13
Pre-Closing Period Tax Return	13, 58
Pre-Closing Tax Period	13
Pre-Closing Taxes	13
Public Software	13
Purchase Price Adjustment Items	13, 21
Quarterly Financial Statements	14, 49
RCI Europe	14
Real Property	14, 27
Refund Amount	14
Regulation S-X	14
Released Parties	14, 55
Representatives	14
Restated Financial Statements	14
Restricted Cash	14
Restructuring Costs	14
Retained Company Plans	14, 47
Retained IP	14
Retention Payments	14
Safecard	1, 15
SAS 100 Quarters	15, 19
Section 338(h)(10) Allocation Statement	15, 62
Securities Act	15
Seller	1, 15
Seller Claim	15, 74
Seller Counsel	15, 79
Seller Disclosure Schedule	15
Seller Indemnified Parties	15, 74
Shared Litigation	15, 78
Shared Losses	15, 78
Shares	1, 16
Significant Relationship	16
Solvency Opinion	16, 68
Solvent	16
Straddle Period	16
Straddle Period Tax Return	16, 59
Subsidiary	16
Support Services	16, 56
Surety Bonds	17, 56
Survival Expiration Date	17, 82
S-X Quarterly Financial Statements	15
Tax	17
Tax Allocation Statement	17, 62
Tax Claim	17, 79
Tax Return	17
Terminating Contracts	17, 54
Trade Secrets	17

v

Trademarks	17
Transfer Taxes	17
Transferors	18
Treasury Regulations	18, 60
TRL Group	18
WARN Act	18, 65

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made and entered into and effective as of the 26th day of July, 2005, by and among Cendant Corporation, a Delaware corporation (“Seller”), AFFINITY ACQUISITION, INC., a Delaware corporation (“Buyer”) and AFFINITY ACQUISITION HOLDINGS, INC., a Delaware corporation and the parent corporation of Buyer (“Parent” and, together with Buyer, “Acquirors”).

RECITALS

WHEREAS, Seller beneficially owns (i) all of the Equity Interests (“CMG Interests”) in Cendant Marketing Group, LLC (formerly, Cendant Membership Services Holdings LLC), a Delaware limited liability company and a direct wholly-owned subsidiary of Seller (“CMG”), and (ii) 10,000,000 ordinary shares of £1 each in the capital (“Shares” and, collectively with CMG Interests, the “Equity”) of Cendant International Holdings Limited, a private company limited by shares incorporated in England and Wales with registered number 3458969 and an indirect wholly-owned subsidiary of Seller (“CIH” and, together with CMG, the “Companies” and each, individually, a “Company”);

WHEREAS, the Equity constitutes all of the issued and outstanding Equity Interests of the Companies;

WHEREAS, Buyer desires to purchase, and Seller desires to sell or cause the sale, as applicable, to Buyer of, the Equity, upon the terms and subject to the conditions set forth herein;

WHEREAS, as promptly as practicable, but in no event later than ten (10) days after the date of this Agreement, Buyer and Seller shall file with the Commissioner of Insurance of the State of North Dakota (the “Insurance Commissioner”) in accordance with Section 26.1-10-03 of the North Dakota Insurance Code, a completed acquisition of control statement in form and substance reasonably satisfactory to Seller (the “Form A”) relating to Buyer’s proposed acquisition of control of Safecard Services Insurance Company, a North Dakota corporation and an indirect wholly-owned Subsidiary of CMG (“Safecard”); and

WHEREAS, as promptly as practicable, but in no event later than ten (10) days after the date of this Agreement, (a) Buyer is to deliver to FSA a completed notice of control (as such term is defined in section 178(5) of the United Kingdom’s Financial Services and Markets Act 2000 (“FSMA”)), which in the reasonable opinion of Buyer is fully compliant with the requirements of section 182 of FSMA, by Buyer and each other proposed controller regarding the proposed acquisition of control (such term having the meaning ascribed thereto in section 179 of FSMA) of Cims Limited, a private company limited by shares incorporated in England and Wales, with registered number 01008797, and a wholly-owned Subsidiary of CIH (“Cims Limited”), envisaged by this Agreement and to provide the Financial Services Authority, an independent non-governmental body constituted by FSMA (the “FSA”), with such information as it may require, in order to consider approving the proposed change of control of Cims Limited, and (b) each controller of Cims Limited is to deliver a completed notice to FSA pursuant to Section 190 of FSMA and Chapter 11.4 of FSA’s Supervision Manual (such two notices to FSA together the (“FSA Notices”), in each case, including such information and accompanied by such documents as the FSA may require for the purposes of its consideration of such proposed acquisition of control in accordance with Part XII of FSMA.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“7.1(a)(xi) Losses” shall have the meaning set forth in Section 7.1(a).

“Acquirors” shall have the meaning set forth in the first paragraph of this Agreement.

“Action” means any action, claim, complaint, investigation, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity by or before any Governmental Entity.

“Adjusted EBITDA Statement” shall have the meaning set forth in Section 2.3(a).

“Affected Employees” shall have the meaning set forth in Section 4.2(a).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, only Parent and its and Buyer’s Subsidiaries shall be deemed to be Affiliates of Buyer.

“Affinity Partner Contract” shall mean any Contract pursuant to which the Companies or any of their Subsidiaries have the right to market or sell their products and services to the customers of the Contract counterparty.

“Agreement” means this Agreement, as the same may be amended or supplemented, together with all Exhibits and Schedules attached hereto.

“Ancillary Agreements” means the Master Transition Services Agreement and the Patent License.

“Acquirors” shall have the meaning set forth in the first paragraph of this Agreement.

“Apollo” shall have the meaning set forth in Section 3.2(g).

“Asserted Liability” shall have the meaning set forth in Section 7.3(a).

“Balance Sheet” means the unaudited combined balance sheet of the Companies and their Subsidiaries as of December 31, 2004 included in the Financial Statements.

“Balance Sheet Date” means December 31, 2004.

“Base Claim” shall have the meaning set forth in Section 7.1(b).

“Basket” shall have the meaning set forth in Section 7.1(b).

“Business” means the business of the Companies and their Subsidiaries, taken as a whole, which is comprised of the direct marketing of private label and affinity-based membership programs, the direct marketing of affinity based insurance products, the designing and marketing of enhancement packages, and the administration of points-based loyalty programs.

“Business Contract Matters” shall have the meaning set forth in Section 4.6(b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York or London, United Kingdom.

“Business Litigation Matters” shall have the meaning set forth in Section 4.6(b).

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Claim” shall have the meaning set forth in Section 7.1(b).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 7.1(a).

“Cash” means all cash and cash equivalents reflected on the March 31, 2005 unaudited combined balance sheet contained in the Financial Statements (excluding Restricted Cash).

“Ceiling” shall have the meaning set forth in Section 7.1(b).

“Cendant Marks” shall have the meaning set forth in Section 4.14(a).

“CIH” shall have the meaning set forth in the recitals to this Agreement.

“Cims Limited” shall have the meaning set forth in the recitals to this Agreement.

“Claim Notice” shall have the meaning set forth in Section 7.3(a).

“Claims Made Policies” means those policies of liability insurance requiring that a claim be made against the insured and reported to the insurer during the policy period for coverage to apply.

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Consideration” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“CMG” shall have the meaning set forth in the recitals to this Agreement.

“CMG Interests” shall have the meaning set forth in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” mean, together, the Debt Financing Commitments and the Equity Financing Commitment.

“Companies” and “Company” shall have the respective meanings set forth in the recitals to this Agreement.

“Company Contracts” shall have the meaning set forth in Section 3.1(n)(i).

“Company Intellectual Property” means the Company Owned Intellectual Property and Company Licensed Intellectual Property.

“Company Leases” shall have the meaning set forth in Section 3.1(k).

“Company Licensed Intellectual Property” means the Intellectual Property, excluding Retained IP, which is licensed to the Companies or their Subsidiaries.

“Company Marks” shall have the meaning set forth in Section 4.14(b).

“Company Owned Intellectual Property” means the Intellectual Property, including Company Registered Intellectual Property, but excluding Retained IP, in which the Companies or their Subsidiaries own all Intellectual Property rights.

“Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including, but not limited to, each pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, stock purchase, stock option, employment, change-in-control, retention, fringe benefit, bonus, incentive agreements, programs, policies or other arrangements, whether or not subject to ERISA and that is maintained, sponsored or contributed to by any of the Companies or their Subsidiaries for the benefit of any current or former employee of the Companies or any of their Subsidiaries, except for any such plans, agreements, programs or policies that are mandated by applicable Law.

“Company Registered Intellectual Property” means, for the Company Owned Intellectual Property, other than Retained IP, all U.S. and foreign: (i) patents and patent applications; (ii) trademark registrations and applications (including Internet domain name registrations); and (iii) copyright registrations and applications.

“Competitive Business” shall have the meaning set forth in Section 4.16(c).

“Confidentiality Agreement” shall have the meaning set forth in Section 4.4(a).

“Continuing Agreements” shall have the meaning set forth in Section 4.11(a).

“Contract” means any contract, agreement, commitment, franchise, indenture, lease or sublease, purchase order, license, note, bond or mortgage.

“Copyrights” means all copyrights and works of authorship (including all registrations and applications to register the same), and any unregistered copyrights.

“Counsel of Record” shall have the meaning set forth in Section 7.3(m)(iii).

“Debt Financing” shall have the meaning set forth in Section 3.2(g).

“Debt Financing Commitments” shall have the meaning set forth in Section 3.2(g).

“Debt Financing Schedule” means the EBITDA schedule appended as Schedule I to the Debt Financing Commitments.

“Defense Materials” shall have the meaning set forth in Section 7.3(m)(v).

“Directive” shall have the meaning set forth in Section 3.1(r)(vi).

“Due Date” shall have the meaning set forth in Section 4.15(a)(i).

“Elections” shall have the meaning set forth in Section 4.15(d)(i).

“Encumbrance” means any lien, encumbrance, security interest, option, pledge, mortgage, deed of trust, hypothecation, conditional sale or restriction on transfer of title or voting, whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities laws.

“Equity” shall have the meaning set forth in the recitals to this Agreement.

“Equity Financing” shall have the meaning set forth in Section 3.2(g).

“Equity Financing Commitment” shall have the meaning set forth in Section 3.2(g).

“Equity Interests” means any share capital, capital stock, partnership or limited liability company interest or other equity or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any share capital, capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

“Equity Ratio” shall have the meaning set forth in Section 2.1(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Excepted Jurisdictions” shall have the meaning set forth in Section 5.1(c).

“Excluded Litigation Matters” shall have the meaning set forth in Section 4.6(a).

“Financial Statements” means, collectively, (i) the audited combined balance sheets of the Companies and their Subsidiaries as of December 31, 2004 and 2003 and the audited combined statements of operations and cash flows and changes in combined equity of the Companies and their Subsidiaries for each of the three years ended December 31, 2004, 2003 and 2002; and (ii) the unaudited combined balance sheet and unaudited combined statements of operations and cash flows of the Companies and their Subsidiaries as of and for the three months ended March 31, 2005, including in each case, any notes thereto.

“Financing” shall have the meaning set forth in Section 3.2(g).

“Financing Agreements” shall have the meaning set forth in Section 4.18(b).

“Financing Commitments” shall have the meaning set forth in Section 3.2(g).

“Foreign Antitrust Merger Control Laws” shall have the meaning set forth in Section 3.1(e).

“Form A” shall have the meaning set forth in the recitals to this Agreement.

“FSA” shall have the meaning set forth in the recitals to this Agreement.

“FSA Notices” shall have the meaning set forth in the recitals to this Agreement.

“FSMA” shall have the meaning set forth in the recitals to this Agreement.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Entity” means any national, supranational, federal, state, local or foreign government, or any regulatory authority (including without limitation, of the European Community and the FSA), administrative agency, other agency, bureau, board, commission, court, department, tribunal, arbitral body or other similar governmental, quasi-governmental or regulatory authority or instrumentality thereof.

“Governmental Filings” shall have the meaning set forth in Section 3.1(e).

“Grid” shall have the meaning set forth in Section 7.3(m)(i).

“Grid Cap” shall have the meaning set forth in Section 7.3(m)(i).

“Guarantees” shall have the meaning set forth in Section 4.12(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Indebtedness” means, with respect to any Person, without duplication: (i) obligations for borrowed money; (ii) obligations for borrowed money of any other Person guaranteed in any manner by such Person, (iii) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor or guarantor and (iv) obligations under swaps, hedges or similar instruments.

“Indemnified Party” shall have the meaning set forth in Section 7.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.3(a).

“Independent Accounting Firm” means a mutually acceptable nationally recognized firm of independent certified public accountants, other than Ernst & Young LLP.

“Initial Cash Price” shall have the meaning set forth in Section 2.1(b).

“Insurance Commissioner” shall have the meaning set forth in the recitals to this Agreement.

“Intellectual Property” means all Trademarks, Patents, Copyrights, Trade Secrets, moral rights and any other intellectual property rights recognized under any Laws or international conventions, and in any country or jurisdiction in the world, all applications, disclosures, renewals, extensions, continuations or reissues thereof, and all rights arising thereunder (including the right to sue for past infringement).

“Inter-Company Agreements” shall have the meaning set forth in Section 3.1(u)(ii).

“Interim Period” shall mean with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“Knowledge” means the actual knowledge of Thomas Christopoul, Nathaniel Lipman, Claire Mahoney, Steve Webb, Todd Siegel, Sam Katz, Robert Rooney, Tom Smith, Michael Fahey and Marti Beller.

“LTM Adjusted EBITDA” means, if the Closing occurs on or before November 15, 2005, EBITDA for the twelve (12) month period ended June 30, 2005 derived from (a) the financial records used to prepare the Restated Financial Statements for the six month period ended December 31, 2004 and (b) the financial records used to prepare the Financial Statements for the six month period ended June 30, 2005, adjusted (without duplication) to (i) reflect adjustments of the type and calculated consistent with the amounts set forth on the Debt Financing Schedule, provided that the amounts set forth under “One-Time Costs”, “Management Proforma Adjustments” and the line item “Other 2005 Normalizing Adjustments” on the Debt Financing Schedule are not subject to change. If the Closing occurs after November 15, 2005, the nine (9) month period ended

September 30, 2005 shall be substituted for the six (6) month period ended June 30, 2005 in the previous sentence and the three (3) month period shall be substituted for the six (6) month period referred to in clause (a) above.

“LTM Scheduled EBITDA” means $241.6 Million.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Liability” means any actual liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Losses” shall have the meaning set forth in Section 7.1(a).

“Master Software Agreements” shall have the meaning set forth in Section 4.11(d).

“Master Transition Services Agreement” means the Master Transition Services Agreement, substantially in the form set forth in Exhibit A, to be entered into by Seller, the Companies and Buyer at Closing.

“Material Adverse Effect” means any change or event that is, or is reasonably likely to be, materially adverse to the business, results of operations or financial condition of the Companies and their Subsidiaries, taken as a whole, other than any change or event resulting from, relating to or arising out of (i) general economic conditions in any of the geographical areas in which any of the Companies and their Subsidiaries operate unless such condition affects the Companies and their Subsidiaries disproportionately; (ii) any change in the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market); (iii) conditions generally affecting any of the industries in which any of the Companies and their Subsidiaries operate unless such condition affects the Companies and their Subsidiaries disproportionately; (iv) acts of God, national or international political or social conditions, including the engagement by the United States or the United Kingdom in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or the United Kingdom, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or the United Kingdom; (v) any actions taken, or failures to take action, or such other changes or events, in each case, to which Buyer has consented; (vi) any Action relating to the matters referred to in Section 7.1(a)(x) or (xi) of the Seller Disclosure Schedule; or (vii) the announcement of, or the taking of any action expressly contemplated by, this Agreement and the other agreements contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the Business.

“Monthly Financial Reports” means the monthly reports generated, in the ordinary course of business, consistent with past practice by Seller’s Hyperion system based on the consolidated monthly financial data submitted by each of Progeny Marketing Innovations, Inc., Trilegiant Corporation (including Trilegiant Loyalty Solutions, Inc.) and Cims Limited which do not include all adjustments and reclassifications necessary for such reports to be on a basis comparable with the Financial Statements.

“New Inter-Company Agreement Term Sheets” shall have the meaning set forth in Section 3.1(u)(iii).

“New Inter-Company Agreements” shall have the meaning set forth in Section 4.21(a).

“Notice Period” shall have the meaning set forth in Section 7.3(a).

“Occurrence Based Policies” means those policies of liability and property insurance requiring that an incident or event giving rise to a claim take place during the policy period for coverage to apply, regardless of when claim is made against the insured or reported to the insurer.

“Offering Materials” shall have the meaning set forth in Section 4.18(a).

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (i.e., including, but not limited to, certificate of incorporation, certificate of formation, memorandum of association, articles of association, constitutional documents, by-laws or operating agreement).

“Outside Date” shall have the meaning set forth in Section 6.1(b).

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Common Stock” means the common stock, par value $0.01 per share, of the Parent.

“Parent Preferred Shares” means the shares of Parent Preferred Stock, designated Series A Exchangeable Redeemable Preferred Stock, and having the terms set forth on Schedule I.

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of the Parent.

“Parent Warrants” means the warrants to purchase shares of Parent Common Stock having the terms set forth on Schedule II.

“Patent Licenses” means the Patent License Agreements, to be entered into by an Affiliate of Seller, the Companies and Buyer at Closing, containing the terms set forth on Schedule III.

“Patents” means all U.S. and foreign patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, and any renewals or extensions thereof, and any corresponding foreign filings claiming priority from any of the foregoing.

“Permits” shall have the meaning set forth in Section 3.1(p)(i).

“Permitted Encumbrance” means (i) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (ii) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar Encumbrances which have arisen in the ordinary course of business; (iii) Encumbrances approved by Buyer in writing; (iv) Encumbrances for Taxes not yet delinquent or contested in good faith; (v) requirements and restrictions of zoning, building and other Laws, rules and regulations; (vi) statutory liens of landlords for amounts not yet due and payable; (vii) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (viii) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the asset or property to which they relate, as used on the date hereof.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Pre-Closing Period Tax Return” shall have the meaning set forth in Section 4.15(a)(i).

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date.

“Pre-Closing Taxes” shall mean all liability for Taxes of the Companies and any of their Subsidiaries for Pre-Closing Tax Periods and the Interim Period. For purposes of calculating the liability of the Companies or their Subsidiaries for Taxes of the Interim Period, the portion of any Tax for a Straddle Period that is allocable to the Interim Period shall be deemed to equal: (i) in the case of Taxes based upon or related to income or receipts, the amount that would be payable if the Straddle Period had actually ended on the Closing Date and the books of the Companies or their Subsidiaries were closed as of the close of such date; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clause (i) or clause (ii), the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period. For the avoidance of doubt, Pre-Closing Taxes shall include all Taxes imposed as a result of the Elections. Notwithstanding anything to the contrary contained in this Agreement, Pre-Closing Taxes shall not include Taxes imposed on any of the Companies or their Subsidiaries solely to the extent such Taxes arise as a result of any transaction occurring after the Closing on the Closing Date that is not in the ordinary course of business or solely to the extent such Taxes arise as a result of a breach by the Buyer or any of its Affiliates (including, after the Closing, the Companies and their Subsidiaries) of any of their obligations, agreements or covenants set forth in this Agreement.

“Public Software” means any software that is distributed as open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models substantially similar to any of the following: (i) GNU’s General Public License (Version 2) (GPL) or Lesser GPL (Version 2.1) (LGPL); (ii) the Mozilla Public License (Version 1.1); (iii) the BSD License; and (iv) the Apache License (Version 2.0).

“Purchase Price Adjustment Items” shall have the meaning set forth in Section 2.3(b).

“Quarterly Financial Statements” shall have the meaning set forth in Section 4.5(c).

“RCI Europe” means RCI Europe Limited, an unlimited liability company incorporated in England and Wales with registered number 01148410, and an indirect wholly-owned subsidiary of Seller and the parent corporation of CIH.

“Real Property” shall have the meaning set forth in Section 3.1(k).

“Refund Amount” means $41,000,000.00.

“Regulation S-X” means Regulation S-X promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933.

“Released Parties” shall have the meaning set forth in Section 4.12(a).

“Representatives” shall have the meaning set forth in the Confidentiality Agreement.

“Restated Financial Statements” means, collectively, the audited restated combined balance sheets of the Companies and their Subsidiaries as of December 31, 2004 and 2003 and the audited restated combined statements of operations and cash flows and changes in combined equity of the Companies and their Subsidiaries for each of the three years ended December 31, 2004, 2003 and 2002, which Restated Financial Statements will reflect the inclusion of certain assets and liabilities of Cendant Travel, Inc. and expanded disclosures related thereto.

“Restricted Cash” means restricted cash under GAAP, consistently applied, plus marketable securities held in restricted accounts.

“Restructuring Costs” means $15,496,843.00.

“Retained Company Plans” shall have the meaning set forth in Section 4.2(b).

“Retained IP” means the Intellectual Property assets held as of the date hereof by the Companies and their Subsidiaries that will be transferred to Seller prior to the Closing as set forth on Schedule IV hereto.

“Retention Payments” means $24,109,201.10, which represents the maximum amount of the retention payments to be made by the Companies and their Subsidiaries pursuant to the agreements listed under the heading “Retention Letters” in Section 3.1(r)(i) of the Seller Disclosure Schedule, as in effect on the date hereof.

“S-X Quarterly Financial Statements” means the unaudited combined balance sheet and the unaudited combined statements of operations and cash flows and changes in combined equity of the Companies for the six month period ended June 30, 2005, adjusted as required for such statements to be in compliance with Regulation S-X, assuming that the Companies and its Subsidiaries were a stand-alone “registrant” under Regulation S-X. If the Closing occurs after November 15, 2005, the nine (9) month period ended September 30, 2005 shall be substituted for June 30, 2005 in the previous sentence.

“Safecard” shall have the meaning set forth in the recitals to this Agreement.

“SAS 100 Quarters” shall have the meaning set forth in Section 2.1(d).

“Section 338(h)(10) Allocation Statement” shall have the meaning set forth in Section 4.15(e)(ii).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Claim” shall have the meaning set forth in Section 7.2(b).

“Seller Counsel” shall have the meaning set forth in Section 7.3(m)(iv).

“Seller Disclosure Schedule” shall mean the disclosure schedule of Seller referred to in and delivered to Buyer pursuant to this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Shared Litigation” shall have the meaning set forth in Section 7.3(m)(iii).

“Shared Losses” shall have the meaning set forth in Section 7.3(m).

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“Significant Relationship” means the business relationship of the Companies and their Subsidiaries with their suppliers, vendors, customers, and affinity partners who are parties to Company Contracts.

“Solvent” with regard to any Person, means that (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) such Person has sufficient capital with which to conduct its business; and (iii) such Person has not incurred debts beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Solvency Opinion” shall have the meaning set forth in Section 4.25.

“Straddle Period” shall mean any Tax period that includes but does not end on the Closing date.

“Straddle Period Tax Return” shall have the meaning set forth in Section 4.15(a)(ii).

“Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing at least fifty percent of the equity or at least fifty percent of the ordinary voting power or, in the case of a partnership, at least fifty percent of the general partnership interests or at least fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person. Without limiting the foregoing, TRL Group, Inc., a Delaware corporation, shall be deemed to be a Subsidiary of CMG.

“Support Services” shall have the meaning set forth in Section 4.13.

“Surety Bonds” shall have the meaning set forth in Section 4.12(a).

“Survival Expiration Date” shall have the meaning set forth in Section 8.4(a).

“Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, withholding, value added or any similar tax or other tax, duty, fee, assessment or charge imposed by any taxing authority, including any interest, addition of Tax or penalties related thereto.

“Tax Allocation Statement” shall have the meaning set forth in Section 4.15(e)(i).

“Tax Claim” shall have the meaning set forth in Section 7.4(a).

“Tax Return” means any return, report, declaration, information return or other document required to be filed (or otherwise filed) with any Tax authority with respect to Taxes, including any amendments thereof.

“Terminating Contracts” shall have the meaning set forth in Section 4.11(a).

“Trade Secrets” means all U.S. and foreign trade secrets, proprietary know-how and other confidential and proprietary information, including customer lists, technical information, data, process technology, plans, drawings, and blue prints, in each case, that derive value (economic, strategic or otherwise) from not being generally known to and/or readily ascertainable by any other Person.

“Trademarks” means all U.S. and foreign trademarks, service marks, trade names and Internet domain names, slogan, design, picture or any other symbol used to identify any good and/or service, together with the goodwill symbolized by any of the foregoing, and all registrations and applications relating to the foregoing.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated hereby.

“Transferors” means, together, Seller and RCI Europe.

“Treasury Regulations” shall have the meaning set forth in Section 4.15(d)(i).

“TRL Group” means TRL Group, Inc., a Delaware corporation.

“WARN Act” shall have the meaning set forth in Section 4.17.

ARTICLE II

PURCHASE AND SALE OF EQUITY

Section 2.1 Purchase and Sale of Equity.

(a) Acquirors and Seller hereby agree that, upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyer shall purchase from Transferors, and, as applicable, Seller shall, and shall cause RCI Europe to, sell, transfer, assign and deliver to Buyer (in the case of the Shares with full title guarantee), all of the Equity held by Transferors, free and clear of Encumbrances and with all rights attached thereto.

(b) At the Closing, in consideration for the purchase of the Equity pursuant to Section 2.1(a) and the covenants of Seller contained in Section 4.16, Buyer shall pay to Seller by wire transfer through a bank reasonably acceptable to Seller to an account identified by Seller to Buyer not later than two (2) Business Days prior to the Closing Date, (i) in cash $1,750,000,000 (the “Initial Cash Price”), as adjusted pursuant to Section 2.3(c) and (d) and 2.1(c) and (d), and (ii) (A) the Parent Preferred Stock, as adjusted pursuant to Section 2.1(c) and (B) the Parent Warrants (the Parent Preferred Stock, the Parent Warrants and the Initial Cash Price, being referred to herein as the “Closing Consideration”).

(c) In the event that the ratio of (i) funded equity by Apollo and management under the Equity Financing Commitment to (ii) liquidation preference of Parent Preferred Stock (the “Equity Ratio”) is less than 2.16, then the amount of Parent Preferred Stock to be delivered by Buyer pursuant to Section 2.1(b)(ii) shall be decreased and the amount of Cash to be delivered pursuant to Section 2.1(b)(i) shall be increased so that, upon payment of the Closing Consideration at Closing, the Equity Ratio shall be not less than 2.16.

(d) Beginning on the later of (x) September 30, 2005 and (y) the thirty-first day following the delivery by Seller to Buyer of (i) the Restated Financial Statements and (ii) the unaudited combined balance sheets of the Companies and their Subsidiaries and the related unaudited combined statements of operations and cash flows and changes in combined equity for the four full quarters (not including the quarter ended December 31,2004) preceding the quarter in which the items referenced in this Section 2.1(d)(i) and (ii) are delivered (the “SAS 100 Quarters”) as to which procedures consistent with SAS 100 shall have been completed, interest shall accrue on the Initial Cash Price at a rate equal to five percent (5%) per annum compounded quarterly. Buyer shall pay the aggregate amount of such interest at the Closing.

Section 2.2 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York, at 10:00 a.m., New York City time following the satisfaction or waiver, if permissible, of the conditions to Closing set forth in Article V (other than conditions which by their nature can be satisfied only at Closing), at such date as Buyer and Seller mutually agree, which shall be no later than the third Business Day after satisfaction or waiver, if permissible, of the conditions to the Closing set forth in Article V (the “Closing Date”), unless another date is agreed to in writing by Buyer and Seller.

(b) Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) a certificate or certificates evidencing the CMG Interests, along with such documentation as may be reasonably required to evidence that such CMG Interests have been duly assigned or transferred to Buyer;

(ii) a certificate or certificates evidencing the Shares of CIH along with a duly executed transfer into the name of Buyer or as it may direct in respect of all of the Shares;

(iii) an irrevocable power of attorney in a form agreed between the parties executed by RCI Europe to enable Buyer (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares;

(iv) with respect to (A) CMG and its Subsidiaries, corporate minute books and stock register/transfer ledger of CMG to the extent not held at the Real Properties, and (B) CIH and its Subsidiaries, the certificates of incorporation, common seal (if applicable), statutory registers, minute books, share certificate books and, to the extent not held at the Real Properties, books of account and all other books (each certified by the secretary of the relevant company as being duly written up to date);

(v) the Patent Licenses, duly executed by Seller and the Companies;

(vi) the Master Transition Services Agreement, duly executed by Seller and the Companies;

(vii) the New Inter-Company Agreements, duly executed by Seller and the Companies;

(viii) a certificate of an officer of each of Seller, CMG and CIH, dated as of the Closing Date, certifying (A) such Person’s Organizational Documents; (B) the incumbency of each officer executing this Agreement and the Ancillary Agreements, as applicable, to which it is a party and any other agreement, document or instrument contemplated hereby or thereby on behalf of such Person to which it is a party; and (C) the resolutions of Seller, CMG and CIH’s board of directors or other applicable governing body and shareholders, if applicable, approving this Agreement and the Ancillary Agreements and all other agreements and documents contemplated hereby and thereby;

(ix) certificates of the Secretaries of State or other applicable office or Governmental Entity in states or countries in which CMG and CIH is organized and qualified to do business, dated as of a date not more than thirty (30) Business Days prior to the Closing Date, certifying as to the good standing of each CMG and CIH; provided, however, that with respect to any non-US Person, such certificate shall be as customarily certified by the applicable Governmental Entity;

(x) certificates identified in Section 5.1(a)(iii);

(xi) evidence of satisfaction of all obligations for Indebtedness described in clause (i) of the definition of Indebtedness (including any interest, prepayment premiums or penalties and other fees and charges);

(xii) a duly executed certificate from Seller of non-foreign status in the form and manner that complies with Section 1445(b)(2) of the Code and the Treasury Regulations thereunder; and

(xiii) all other documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement.

(c) Deliveries by Acquirors. At the Closing, Acquirors shall deliver, or cause to be delivered, to Seller:

(i) the Closing Consideration, by wire transfer of immediately available funds through a bank reasonably acceptable to Seller to an account or accounts designated by Seller prior to Closing;

(ii) the Patent Licenses, duly executed by Buyer and Parent;

(iii) the Master Transition Services Agreement, duly executed by Buyer and Parent;

(iv) the New Inter-Company Agreements, duly executed by Buyer and Parent;

(v) certificates identified in Section 5.2(a)(iii);

(vi) all other documents required to be delivered by Acquiror on or prior to the Closing Date pursuant to this Agreement;

(vii) Stock Certificates representing 100% of the Parent Preferred Shares; and

(viii) The Parent Warrant, duly executed by Parent.

Section 2.3 Closing Consideration Adjustment.

(a) No later than sixty (60) days after the end of the fiscal quarter ended forty five (45) days or more prior to the Closing Date (unless the Closing occurs on or after November 15, 2005, then no later than forty five (45) days after such quarter end), Seller shall deliver a statement (the “Adjusted EBITDA Statement”) setting forth the LTM Adjusted EBITDA and the calculation thereof.

(b) No later than two Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a certificate of an officer of Seller setting forth the aggregate amount of Liabilities of the Companies and their Subsidiaries in respect of (i) the Refund Amount, (ii) Restructuring Costs, (iii) Retention Payments; and (iv) Indebtedness (other than Indebtedness described in subsection (ii) in the definition of Indebtedness) as of June 30, 2005 (collectively, the “Purchase Price Adjustment Items”).

(c) The Initial Cash Price shall be decreased by the sum of (i) the Purchase Price Adjustment Items plus (ii) the excess, if any, of (A) the payments made by or on behalf of the Companies or their Subsidiaries to Seller and its Affiliates (other than the Companies and their Subsidiaries), net of any payments made by Seller on behalf of the Companies or their Subsidiaries, in each case, other than in connection with an Inter-Company Agreement, during the period from July 1, 2005 through the Closing Date over (B) the amount required to be paid by the Companies or their Subsidiaries to Seller and its Affiliates (other than the Companies and their Subsidiaries) during such period pursuant to the Inter-Company Agreements; provided that all Cash of the Business (other than Restricted Cash) through and including June 30, 2005 shall be paid prior to the Closing Date by the Companies and their Subsidiaries to Seller and its Affiliates (other than the Companies and their Subsidiaries) plus (iii) in the case of any payments made by any Company or any Subsidiary prior to or on the Closing Date in connection with the settlement or resolution the matters listed in Section 7.1(a)(x) and Section 7.1(a)(xi) of the Seller Disclosure Schedule, the amount of such payments less the portion of payments that would have been paid by the Companies and its Subsidiaries pursuant to Section 7.1(a)(x) and Section 7.1(a)(xi) (in accordance with Section 7.1(b) and 7.3(m)) had such matter been settled or resolution happened after the Closing Date.

(d) If LTM Adjusted EBITDA is less than LTM Scheduled EBITDA, then the Initial Cash Price shall be further reduced by an amount equal to the product of (i) seven (7) multiplied by (ii) the excess, if any, of (A) LTM Scheduled EBITDA, over (B) LTM Adjusted EBITDA.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Seller. Seller represents and warrants to Acquirors as of the date hereof and, except for any representations and warranties that speak as of a different specified date, as of the Closing as follows:

(a) Due Organization and Good Standing of the Transferors. Each of the Transferors is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware (in the case of Seller) and is duly incorporated and validly existing under the Laws of England and Wales (in the case of RCI Europe) (as customarily certified by the Registrar of Companies in England and Wales in respect of companies registered in England and Wales).

(b) Authorization of Transaction by the Transferors. Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by each Transferor of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each Transferor and no other corporate proceedings on the part of each Transferor are necessary to authorize the execution, delivery and performance by each Transferor of this Agreement and the

Ancillary Agreements, as applicable, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes, and each Ancillary Agreement, when executed and delivered by Seller (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

(c) Due Organization, Good Standing of and Authorization of Ancillary Agreements by the Companies. CMG is duly formed, validly existing and in good standing under the Laws of the State of Delaware. CIH is duly incorporated, validly existing and in good standing under the Laws of England and Wales (as customarily certified by the Registrar of Companies in England and Wales in respect of companies registered in England and Wales). CMG is qualified or otherwise authorized to act as a foreign limited liability company and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized would not have a Material Adverse Effect. CIH is qualified or otherwise authorized to act as a foreign private company limited by shares under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized would not have a Material Adverse Effect. Each Company has all requisite power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now conducted. Each Company has all requisite power and authority to execute, deliver and perform its obligations under the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated thereby, as applicable. The execution, delivery and performance by each Company of the Ancillary Agreements to which it is a party and the consummation by each Company of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of each Company and no other action or proceedings on the part of either Company are necessary to authorize the execution, delivery and performance by either Company of the Ancillary Agreements to which it is a party or to consummate the transactions contemplated thereby. Each Ancillary Agreement, when executed and delivered by each Company party thereto (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, a valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

(d) Subsidiaries. Section 3.1(d) of the Seller Disclosure Schedule contains a list of (i) each Subsidiary of CMG, including its name, its jurisdiction of incorporation or formation and other jurisdictions in which it is qualified or authorized to do business, and (ii) each Subsidiary of CIH, including its name, its jurisdiction of incorporation or formation, and other jurisdictions in which it is qualified or authorized to do business. Each Subsidiary of CMG and CIH is validly existing and in good standing in its jurisdiction of incorporation or formation and is in good standing in all other jurisdictions in which it is qualified or authorized to do business (as customarily certified by the applicable Governmental Entity in respect of companies registered in such jurisdictions), except where the failure to be so qualified or otherwise authorized would not have a Material Adverse Effect. Except as set forth in Section 3.1(d)(iii) of the Seller Disclosure Schedule, (A) all of the issued and outstanding Equity Interests of each Subsidiary of CMG and each Subsidiary of CIH is owned directly or indirectly by CMG and CIH, respectively, free and clear of all Encumbrances, and are duly authorized and validly issued, free of preemptive or any other third party rights and, as to Equity Interests of corporate Subsidiaries, are fully paid and non-assessable, (B) there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, transfer or redemption by any Subsidiary of CMG or any Subsidiary of CIH (including any right of conversion or exchange under any outstanding security or other instrument) of the share capital, capital stock, partnership capital or equivalent of any Subsidiary of CMG or any Subsidiary of CIH and (C) there are no voting trusts or other agreements or understanding to which any Person who holds outstanding Equity Interests of any Subsidiary of CMG or any Subsidiary of CIH is bound with respect to voting such Equity Interests.

(e) Governmental Filings. No filings or registration with, notification to, or authorization, consent or approval of any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Seller, except (i) Governmental Filings under the HSR Act, (ii) Governmental Filings under any applicable antitrust or other competition Laws of other jurisdictions (“Foreign Antitrust Merger Control Laws”), (iii) the Governmental Filing required to be made with each of the Insurance Commissioner and the FSA, (iv) Governmental Filings that become applicable as a result of matters specifically related to Buyer or its Affiliates or (v) the Governmental Filings set forth on Section 3.1(e) of the Seller Disclosure Schedule.

(f) Capital Structure.

(i) The issued and outstanding CMG Interests consist solely of CMG Interests. All of the outstanding CMG Interests have been duly authorized and are validly issued, and have not been issued in violation of any preemptive rights, rights of first refusal or other third party rights. CMG has no other Equity Interests authorized, issued or outstanding other than the CMG Interests, and there are no other subscriptions, options, warrants, call rights, agreements, commitments or other rights or arrangements existing or outstanding that provide for the sale or issuance of any of the foregoing by Seller or CMG (other than this Agreement). Seller is the sole record and beneficial owner of all of the outstanding CMG Interests, and, at Closing, the CMG Interests purchased by Buyer shall constitute all of the issued and outstanding Equity Interests of CMG. There are no voting trusts or other agreements or understandings to which Seller is bound with respect to voting the Equity Interests of CMG.

(ii) The authorized share capital of CIH consists of 30,000,000 Shares of which 10,000,000 Shares are issued and outstanding. All of the issued and outstanding Shares of CIH have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights, rights of first refusal or other third party rights. CIH has no other Equity Interests authorized, issued or outstanding other than the Shares, and there are no other subscriptions, options, warrants, call rights, agreements, commitments or other rights or arrangements existing or outstanding that provide for the sale or issuance of any of the foregoing by Seller, RCI Europe or CIH (other than this Agreement). RCI Europe is the sole record and beneficial owner of all of the issued and outstanding Shares and, at Closing, the Shares purchased by Buyer shall constitute all of the issued and outstanding Equity Interests of CIH. There are no voting trusts or other agreements or understandings to which Seller or RCI Europe are bound with respect to voting the Equity Interests.

(g) Financial Statements.

(i) Section 3.1(a)(i) of the Seller Disclosure Schedule contains a true and complete copy of the Financial Statements. Except as set forth in Section 3.1(g)(i) of the Seller Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP (except as disclosed in the footnotes thereto) and fairly present, in all material respects, the financial position of the Companies and their Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal recurring adjustments necessary for a fair presentation of interim results and the absence of notes thereto.

(ii) The Restated Financial Statements will have been prepared in accordance with GAAP and, assuming that the Companies and their Subsidiaries were a stand-alone “registrant” under Regulation S-X will, to Seller’s Knowledge, be in compliance with Regulation S-X and will fairly present, in all material respects, the financial position of the Companies as of the date thereof and their results of operations and cash flows for the periods then ended.

(iii) The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

(iv) As of March 31, 2005, the Companies’ combined Restricted Cash was $25,522,601.00.

(h) No Conflict or Violation. Except as set forth in Section 3.1(h) of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not (i) assuming all Governmental Filings described in Section 3.1(e) have been obtained or made, violate any applicable Law to which any of Seller, the Companies or the Subsidiaries of the Companies are subject; (ii) (A) require a material consent or approval under, (B) in any material respect, conflict with, result in a violation or breach of, or constitute a default under, or (C) result in the acceleration of, or a right to accelerate, terminate or cancel, any Company Contract or Company Lease; or (iii) violate the Organizational Documents of any of Seller or the Companies.

(i) Legal Proceedings.

(i) Except as set forth in Section 3.1(i) of the Seller Disclosure Schedule, there are no Actions pending, or, to the Knowledge of Seller, threatened against the Companies or any Subsidiary of the Companies. Except as set forth in Section 3.1(i) of the Seller Disclosure Schedule, none of the Companies or their Subsidiaries is subject to any judgment, decree, injunction or order of any Governmental Entity. Section 3.1(i) of the Seller Disclosure Schedule lists all judgments in excess of $1,000,000.00 to which the Companies or their Subsidiaries have been subject since January 1, 2002.

(ii) To the Knowledge of Seller, since January 1, 2002, none of the Companies or any of their Subsidiaries has been denied or informed that it was likely to be denied any Permit relating to the administration, underwriting, solicitation or sale of insurance products or the conduct of the business of insurance in any jurisdiction.

(j) Personal Property. Except as may be reflected in the Financial Statements, the Companies have good and valid title, free and clear of any Encumbrances (except for Permitted Encumbrances), to all the tangible personal property reflected in the Balance Sheet and all tangible personal property acquired since the Balance Sheet Date, except for such tangible personal property as has been disposed of in the ordinary course of business since the Balance Sheet Date. Except for Retained IP, rights under the Inter-Company Agreements and any assets, properties and interests relating to Intellectual Property, which shall be governed exclusively by Section 3.1(s)(ii), (i) the Seller and its Subsidiaries (other than the Companies and their Subsidiaries) do not own or hold any assets, properties or interests (real, personal and mixed, tangible and intangible) or Contracts that are used in or necessary to the conduct of the Business by the Companies and their Subsidiaries as conducted on the date of this Agreement and (ii) following the Closing, assuming the Ancillary Agreements and New Inter-Company

Agreements have been entered into by the parties thereto, the assets of the Companies and their Subsidiaries, in the aggregate, will be sufficient for the conduct of the Business as conducted on the date of this Agreement.

(k) Real Property. None of the Companies or their Subsidiaries owns any real property. Section 3.1(k)(a) of the Seller Disclosure Schedule sets forth (x) the location of all real property (the “Real Property”) directly or indirectly leased to any of the Companies or their Subsidiaries by a third party pursuant to a lease, sublease or other similar agreement under which any of the Companies or their Subsidiaries is the lessee or sublessee (collectively, the “Company Leases”) and (y) a list of all Company Leases. Each Company Lease (A) constitutes a valid and binding obligation of the Company or the Subsidiary party thereto and (B) assuming such Company Lease is binding and enforceable against the other parties thereto, is enforceable against the Company or the Subsidiary party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), (ii) none of the Companies or their Subsidiaries is, in any material respect, in breach of or default under any Company Lease. True and complete copies of all Company Leases, together with all modifications, extensions, amendments and assignments thereof, if any, have heretofore been furnished or made available to Buyer. The Companies or their Subsidiaries have paid the rents and observed the material terms of the Company Leases. Except as set forth in Section 3.1(k)(b) of the Seller Disclosure Schedule, none of the Companies or their Subsidiaries have subleased, licensed or granted other interests giving any Person any right to the use, occupancy or enjoyment of any Real Property or any portion thereof.

(l) Taxes. Except as set forth in Section 3.1(l) of the Seller Disclosure Schedule:

(i) the Companies and their Subsidiaries have accurately and timely filed (taking into account extensions) all income Tax Returns required to have been filed by them except for such income Tax Returns for which the failure to have filed would not, individually or in the aggregate, have a Material Adverse Effect, and have timely paid all income Taxes shown to be due thereon except for such income Taxes for which the failure to have paid would not, individually or in the aggregate, have a Material Adverse Effect;

(ii) there are no pending, current or, to Seller’s Knowledge, threatened claims, actions, suits, proceedings or investigations for the assessment or collection of material income Taxes with respect to the Companies or any of their Subsidiaries except for such claims, actions, suits, proceedings or investigations that would not, individually or in the aggregate, have a Material Adverse Effect;

(iii) there are no liens for Taxes against any of the Companies’ assets, other than liens for Taxes not yet due and payable or contested in good faith except for such liens that would not, individually or in the aggregate, have a Material Adverse Effect;

(iv) the Companies or any of their Subsidiaries have not executed or filed with any Tax authority any agreement extending the period for assessment or collection of any material income Taxes;

(v) the Companies and their Subsidiaries have withheld and paid, and will withhold and pay prior to the Closing Date, proper and accurate amounts of Taxes from payments made to its employees, independent contractors, creditors, stockholders and other third parties in compliance in all material respects with all withholding and similar provisions of any Tax laws;

(vi) all U.S. federal pro forma and state income Tax Returns of CMG and its Subsidiaries (other than Subsidiaries that were formed or incorporated outside of the United States) for taxable periods ending December 31, 2001, December 31, 2002 and December 31, 2003 were made available by Seller to the Buyer;

(vii) all documents in the possession of the Companies or their Subsidiaries or to the production of which any of the Companies or their Subsidiaries is entitled or which confer any right or title upon the Companies or their Subsidiaries and which attract stamp or transfer Taxes in the United Kingdom or elsewhere have been duly stamped and all transfer Taxes have been paid and there are no such documents retained outside any territory or jurisdiction which, if brought into a territory or jurisdiction, would attract stamp duty (in the case of documents brought into the United Kingdom) or any similar tax (in the case of documents brought into any other territory or jurisdiction). Neither entering into this Agreement nor the Closing will result in the withdrawal of any relief from stamp duty or stamp duty land tax granted on or before the Closing which will affect the Companies or their Subsidiaries;

(viii) all transactions entered into between the Companies and their Subsidiaries contain terms that are consistent with terms that could have resulted from comparable arrangements with non-affiliated parties negotiating at arm’s length, and there have not been circumstances in which any legislation, rule or regulation has previously been applied to any of the Companies or their Subsidiaries causing any Tax authority to make an adjustment to the computation of profits or losses of any Company or Subsidiary for any Tax purposes as a result of any such related-party transaction; and

(ix) on the Closing Date, each of the direct and indirect domestic wholly-owned corporate Subsidiaries of CMG will be a member of the

“consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) of which Seller is the common parent.

(m) Absence of Certain Changes. Except as set forth in Section 3.1(m) the Seller Disclosure Schedule and as otherwise contemplated hereby, from the Balance Sheet Date through the date of this Agreement, there has not occurred any Material Adverse Effect. Except as set forth in Section 3.1(m) of the Seller Disclosure Schedule and as otherwise contemplated hereby, from the Balance Sheet Date through the date of this Agreement, the Companies and their Subsidiaries have conducted the Business in the ordinary course in all material respects, and none of the Companies or their Subsidiaries has:

(i) amended or changed its Organizational Documents;

(ii) declared, set aside or paid any dividend or distribution on or in respect of any of its Equity Interests, or, except for daily cash transfers to Seller made in the ordinary course of business or in connection with Inter-Company Agreements, made any payment or transfer of consideration of any kind to any Affiliate or relative of any such Affiliate, other than salary and ordinary expense reimbursement to employees;

(iii) granted, issued, delivered, pledged encumbered or sold any Equity Interests or any other disposition of any Equity Interests of any of the Companies or their Subsidiaries;

(iv) issued any note, bond, or other debt security or incurred or guaranteed any Indebtedness other than capitalized leases;

(v) amended or modified any material Contract (including, but not limited to, the Inter-Company Agreements) with any officer, director or Affiliate of any of the Companies or their Subsidiaries, other than in the ordinary course of business;

(vi) terminated or canceled or waived any material right under any Company Contract other than any Inter-Company Agreement;

(vii) acquired (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(viii) sold, transferred or otherwise disposed of a material amount of its properties or assets, other than in the ordinary course of business;

(ix) changed its accounting methods or principles theretofore adopted, except as required by GAAP and reflected in the Financial Statements;

(x) made any change to their Tax accounting methods or principles (including any change in depreciation or amortization policies or rates), except as required by Law;

(xi) adopted any material change in the policies of the Companies or their Subsidiaries with regard to the extension of discounts or credit to customers or collection of receivables from customers;

(xii) entered into any Contract to take any of the actions specified in this Section 3.1(m).

(n) Company Contracts.

(i) Section 3.1(n)(i) of the Seller Disclosure Schedule sets forth a list of Contracts in effect as of the date of this Agreement to which any of the Companies or their Subsidiaries is a party, which are in the categories listed below (collectively, the “Company Contracts”); provided, however, that a Contract referenced by more than one description need only be listed once on Section 3.1(n) of the Seller Disclosure Schedule:

(1) any joint venture agreement or partnership agreement;

(2) any Contract related to a material acquisition or divestiture of any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit by the Companies or any of their Subsidiaries since January 1, 2002 or prior to such date to the extent any Company or any Subsidiary of and Company has any continuing obligations or Liabilities, other than inventory in the ordinary course of business;

(3) any Contract for the lease of equipment involving payments in excess of $100,000 per year;

(4) any Contract with an insurer, reinsurer, underwriter or other provider who underwrites or otherwise offers insurance, warranty or similar products that are issued or sold directly or indirectly by the Companies or their Subsidiaries;

(5) any material Contract with a provider of data-processing or similar services in connection with marketing of the products or services of the Companies;

(6) any employment, consulting or similar agreement requiring payment by any of the Companies or their Subsidiaries of base annual compensation in excess of $100,000;

(7) any Contract evidencing Indebtedness (other than capitalized leases) of any of the Companies or their Subsidiaries, or under which any of the Companies or their Subsidiaries have issued any note, bond, indenture, mortgage, security interest or other evidence of Indebtedness, or has directly or indirectly guaranteed Indebtedness (other than capitalized leases), liabilities or obligations of any Person (other than any of the Companies or their Subsidiaries);

(8) any license or substantially similar Contract pursuant to which any of the Companies or their Subsidiaries (i) has the right to use any material Company Intellectual Property, other than software and other Intellectual Property that is generally commercially available, or (ii) has granted to any third party any license to use any material Company Intellectual Property;

(9) for the (A) fiscal year ended December 31, 2004, and (B) the twelve- (12) month period ended June 30, 2005 the ten (10) largest Affinity Partner Contracts for CIH and for each of the membership, insurance, package and loyalty solutions business lines of CMG, based on gross revenues from each such partner and (y) Contracts (other than Affinity Partner Contracts) under which CMG made payments, individually or in the aggregate, in excess of $2,000,000;

(10) any Contract for capital expenditures, the acquisition or construction of assets for the benefit and use of any of the Companies or their Subsidiaries, or the provision of services requiring payments by any of the Companies or their Subsidiaries in excess of $2,000,000 during the fiscal year ended December 31, 2005 or any fiscal year thereafter;

(11) any Contract containing a covenant not to compete that impairs the ability of any of the Companies or their Subsidiaries to freely conduct the Business in any geographic area or any material line of business;

(12) any Inter-Company Agreement;

(13) any Contract between the Companies or their Subsidiaries on the one hand and Seller or any of its Affiliates (other than the Companies and their Subsidiaries) on the other hand, other than the Inter-Company Agreements; and

(14) any outstanding binding commitment to enter into any agreement of the type described in subsections (1) through (14) of this Section 3.1(n)(i).

(ii) Except as set forth in Section 3.1(n)(ii) of the Seller Disclosure Schedule, (i) each Company Contract (A) constitutes a valid and binding obligation of the Company or the Subsidiary party thereto and (B) assuming such Company Contract is binding and enforceable against the other parties thereto, is enforceable against the Company or the Subsidiary party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), (ii) none of the Companies or their Subsidiaries is, in any material respect, in breach of or default under any Company Contract and (iii) to the Knowledge of Seller, no counterparty is, in any material respect, in breach of or default under any Company Contract.

(o) Labor. No labor strike or work stoppage against any of the Companies or their Subsidiaries has occurred since January 1, 2002, is pending or, to the Knowledge of Seller, threatened, and none of the Companies or their Subsidiaries is subject to any pending labor dispute, arbitration, lawsuit or administrative proceeding which would materially impair the Business, results of operations or the financial condition of the Business as conducted on the date hereof or materially impair Seller’s or the Companies’ or their Subsidiaries’ ability to consummate the transactions contemplated hereby. Except as set forth in Section 3.1(o) of the Seller Disclosure Schedule, employees of the Companies and their Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees in connection with their employment by any of the Companies or their Subsidiaries and no union organizing activities involving such employees are pending or, to the Knowledge of Seller, threatened.

(p) Compliance With Law.

(i) Except for laws relating to Taxes and Company Plans, which shall be governed exclusively by Section 3.1(l) and Section 3.1(r), respectively, and except as set forth in Section 3.1(p) of the Seller Disclosure Schedule, the Companies and their Subsidiaries since June 30, 2002 have operated and are operating the Business in compliance in all material respects with applicable Laws. Except as set forth in Section 3.1(p) of the Seller Disclosure Schedule, all material approvals, permits and licenses required and/or issued by any Governmental Entity (collectively, “Permits”) required to conduct the Business, as conducted on the date hereof, are in the possession of one or more of the Companies or their Subsidiaries, as applicable, are in full force and effect and the Business is being operated in all material respects in compliance therewith.

(ii) The Companies and their Subsidiaries take reasonable steps consistent with their internal policies and procedures which, to the extent applicable, are consistent with those generally known to be adopted by other companies in the industries in which the Companies and their Subsidiaries operate, for the physical and electronic protection of personally identifiable information provided by the Companies’ and their Subsidiaries’ customers from unauthorized disclosure or use. The Companies and their Subsidiaries have previously disclosed to Buyer whether, to the Knowledge of Seller, there have been any breaches of such internal policies and procedures during the past two (2) years, and any known consequences arising directly from such breaches, that have had a Material Adverse Effect.

(iii) The Companies and each of their Subsidiaries are in compliance in all material respects with all applicable Laws and regulations relating to pollution, hazardous substances or protection of human health or the environment, and have obtained and are in compliance in all material respects with all Permits required under such Laws. The Companies and their Subsidiaries have not received notice of any actions, claims or investigations by any Person alleging liability under, or non-compliance with, any such Law.

(q) No Undisclosed Liabilities. Except as reflected or reserved against in the Financial Statements (or the notes thereto), or in Section 3.1(q) of the Seller Disclosure Schedule, none of the Companies or their Subsidiaries had, as of the Balance Sheet Date, any liabilities required by GAAP to be reflected or reserved against on the balance sheet of the Companies and their Subsidiaries or set forth in the notes to audited financial statements. Except as set forth on Section 3.1(q) of the Seller Disclosure Schedule, since the Balance Sheet Date, none of the Companies or their Subsidiaries has incurred any liabilities required by GAAP to be reflected or reserved against on the balance sheet of the Companies and their Subsidiaries or set forth in the notes to audited financial statements.

(r) Employee Benefit Plans.

(i) Section 3.1(r)(i) of the Seller Disclosure Schedule sets forth a list of each material Company Plan. Seller has delivered or made available to the Buyer the following documents to the Buyer with respect to each material Company Plan: (1) correct and complete copies of all documents embodying such Company Plan, including (without limitation) all amendments thereto, and all related trust documents, (2) a written description of any Company Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the most recent annual actuarial valuations, if any, (5) all Internal Revenue Service or Department of Labor determination, opinion, notification and advisory letters received since January 1, 2002, (6) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from any Governmental Entity received in the last year, (8) all discrimination tests for the most recent plan year, and (9) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(ii) Seller represents and warrants that:

(1) each Company Plan has been established and administered in all material respects in accordance with its terms and applicable Law, including, as to each Company Plan that is subject to United States Law, ERISA and the Code.

(2) each Company Plan that is an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)) of the Companies and their Subsidiaries has received a currently effective favorable determination letter as to its qualification. No event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any Company Plan or a related trust. No Company Plan is subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code. No Company Plan provides welfare benefits (including, without limitation, death or medical benefits) with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and its Subsidiaries other than coverage mandated by Part 6 of Title I of ERISA. No Company Plan is a “multiemployer plan” as defined in section 3(37) of ERISA;

(iii) With respect to each Company Plan, (i) no material Action is pending or, to the Knowledge of Seller, threatened and (ii) to the Knowledge of Seller, no facts or circumstances exist that reasonably could give rise to any material Actions;

(iv) Except as contemplated by Section 4.2 or as set forth in Section 3.1(r)(iv) of the Seller Disclosure Schedule, the consummation of the transactions contemplated hereby shall not, either alone or in combination with another event, (i) entitle any current or former employee or officer of any of the Companies and their Subsidiaries to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits;

(v) With respect to each Company Plan that is not subject to United States Law, (i) each such plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and (ii) each such plan that is required to be funded is funded at levels required by applicable Law as of the Closing Date, and to the extent any such plans are not fully funded as of the Closing Date, such underfunding is not material to the Company and its Subsidiaries, and with respect to all other such plans, adequate reserves with respect to all projected benefit obligations as of the Closing Date will have been established, except to the extent not material;

(vi) No Affected Employee has become employed by any of the Companies or their Subsidiaries pursuant to a transfer of an undertaking or business as defined in Council Directive 2001/23/EC of the European Union (the “Directive”) or any legislation implementing the Directive in any member state of the European Union which occurred during the period of three years immediately preceding the Closing Date and no Affected Employee who became employed by any of the Companies or their Subsidiaries pursuant to such a transfer of an undertaking or business has any right to receive benefits or payments on redundancy or early retirement save for those payable under a Company Plan;

(vii) No Company or Subsidiary has initiated negotiations with employees or received any request from employees pursuant to the United Kingdom’s Information and Consultation of Employees Regulations 2004; and

(viii) No Affected Employee has any right to receive any payment or benefit on termination of employment except pursuant to a Company Plan or a “Retention Letter” listed in Section 3.1(r)(i) of the Seller Disclosure Schedule or as otherwise may be required by applicable Law.

(s) Intellectual Property.

(i) Section 3.1(s)(i)(a) of the Seller Disclosure Schedule sets forth a true and complete list of all Company Registered Intellectual Property, and each such item of Company Registered Intellectual Property that is currently used in the Business is, except as set forth on Section 3.1(s)(i)(a) of the Seller Disclosure Schedule, in effect and subsisting and, to the Knowledge of Seller, valid. Commercially reasonable steps have been taken to obtain and maintain each item of Company Registered Intellectual Property that is currently used in the Business and, except as set forth in Section 3.1(s)(i)(b) of the Seller Disclosure Schedule, no filing for Company Registered Intellectual Property that is currently used in the Business is abandoned, canceled or lapsed or, to the Knowledge of Seller, invalid. Except as set forth in Section 3.1(s)(i)(c) of the Seller Disclosure Schedule, no proceeding (including any opposition, interference, invalidation and/or cancellation proceeding or other claim) has been brought against any Company Registered Intellectual Property in the last three (3) years and no such proceeding is either pending or currently threatened in writing or, to the Knowledge of Seller, orally. Except as set forth in Section 3.1(s)(i)(d) of the Seller Disclosure Schedule, with respect to Company Registered Intellectual Property, there are no actions that must be taken by the Companies or their Subsidiaries on or prior to December 31, 2005 regarding the payment of any registration, maintenance or renewal fees or the filing of any responses to any Government Entity.

(ii) The Companies or their Subsidiaries own all right, title and interest to the Company Owned Intellectual Property. Except as set forth in Section 3.1(s)(ii)(a) of the Seller Disclosure Schedule, there are no material forbearances to sue, consents, judgments or orders that: (A) restrict the rights of the Companies or their Subsidiaries (1) to use or enforce any of the Company Owned Intellectual Property or (2) with respect to such material forbearances to sue, consents, judgments or orders to which the Companies or their Subsidiaries are a party, to use any of the Company Licensed Intellectual Property except in accordance with the terms of the license agreements pursuant to which such Company Licensed Intellectual Property was licensed by any of the Companies or their Subsidiaries, or (3) to the Knowledge of Seller pursuant to a written notice from the owner of Company Licensed Intellectual Property, to use any such Company Licensed Intellectual Property in accordance with the terms of the license agreements pursuant to which such Company Licensed Intellectual Property was licensed by any of the Companies or their Subsidiaries, or (B) restrict the conduct of the Business in order to accommodate a third party’s Intellectual Property rights. Subject to any necessary third party consents and licenses and except for Retained IP and as set forth in Section 3.1(s)(ii)(b) of the Seller Disclosure Schedule, the Company Intellectual Property includes all Intellectual Property (other than with respect to infringement or other violation of Patents and Trademarks) used or held for use by the Companies and their Subsidiaries in, or necessary to, the conduct of the Business as currently conducted. Except where not material, or as set forth in Section 3.1(s)(ii)(c) of the Seller Disclosure Schedule, (a) the conduct of the Business does not infringe or otherwise violate (1) to the Knowledge of Seller, any Person’s Patents or Trademarks, or (2) any Person’s other Intellectual Property, and there is no such claim pending or currently threatened in writing, or to the Knowledge of Seller, orally, against any of the Companies or their Subsidiaries, and (b) to the Knowledge of Seller, no Person is infringing or otherwise violating any Company Intellectual Property, and no such claims are pending or currently threatened against any Person by any of the Companies or their Subsidiaries.

(iii) Except as set forth in Section 3.1(s)(iii) of the Seller Disclosure Schedule, or as would not be material, the Companies or their Subsidiaries have not granted to a third party exclusive rights to (a) any of the Company Owned Intellectual Property or (b) distribute or sublicense any of the Company Owned Intellectual Property.

(iv) Except as set forth in Section 3.1(s)(iv) of the Seller Disclosure Schedule or as would not be material, no Public Software has been distributed by the Companies or their Subsidiaries to any third parties in the conduct of the Business as it is currently conducted.

(t) Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, expenses or commission in connection with this Agreement or the transactions contemplated hereby for which Buyer or its Affiliates (including the Companies and their Subsidiaries) would be liable.

(u) Affiliate Transactions.

(i) Except as (1) set forth on Section 3.1(u)(i) of the Seller Disclosure Schedule or (2) referred to in clauses (ii) and (iii) of this Section 3.1(u), since the Balance Sheet Date, there have been no material transactions, and as of the date of this Agreement there are no material Contracts, between Seller or any of its Affiliates (other than the Companies and their Subsidiaries), on the one hand, and any of the Companies and their Subsidiaries, on the other hand.

(ii) Section 3.1(u) (ii) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, all Contracts governing commercial arrangements between Seller or any of its Affiliates (other than the Companies and their Subsidiaries), on the one hand, and any of the Companies and their Subsidiaries, on the other hand (the “Inter-Company Agreements”), other than any such Contracts pursuant to which payments of less than $100,000 were made in 2004 and 2005.

(iii) Schedule V hereto sets forth, as of the date of this Agreement, all term sheets relating to the agreements to be in effect after the Closing between Seller or any of its Affiliates (other than the Companies and their Subsidiaries), on the one hand, and any of the Companies and their Subsidiaries, on the other hand (the “New Inter-Company Agreement Term Sheets”).

(v) Suppliers and Customers. Except in the ordinary course of business since the Balance Sheet Date, to the Seller’s Knowledge no Significant Relationship has been canceled or terminated, or threatened to be cancelled or terminated by the supplier, vendor customer or affinity partner party to such relationship.

(w) Insurance. Seller has made available to Buyer descriptions of all insurance polices that are owned by the Companies or their Subsidiaries or that name the Companies or any of their Subsidiaries as an insured, including those that pertain to the Companies’ or any of their Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect, are valid and enforceable, and all premiums due thereunder have been paid. Neither Seller, the Companies nor their Subsidiaries have received any notice of cancellation or modification in coverage amounts of any such insurance policies. Seller has timely reported under any insurance policies all events, circumstances or claims or notices of claims as required under the applicable policies of Seller and its Affiliates for all such events, circumstances, claims or notices, existing prior to Closing, and no insurance companies have denied, disputed or reserved their rights regarding such claims.

(x) Disclaimer of Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE III. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY SELLER.

(y) Acquisition of Equity for Investment. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Seller’s investment in the Parent Preferred Stock, Parent Common Stock, and Parent Warrants. Seller confirms that it can bear the economic risk of its investment in the Parent Preferred Stock, Parent Common Stock, and Parent Warrants and can afford to lose its entire investment in the Parent Preferred Stock, Parent Common Stock, and Parent Warrants, has been furnished the materials relating to Seller’s investment in the Parent Preferred Stock, Parent Common Stock, and Parent Warrants which it has reasonably requested in connection with its investment. Seller is acquiring the Parent Preferred Stock, Parent Common Stock, and Parent Warrants for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Equity Interests. Seller agrees that the Parent Preferred Stock, Parent Common Stock, and Parent Warrants may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such act.

Section 3.2 Representations and Warranties of Acquirors. Acquirors represent and warrant to Seller as of the date hereof and, except for any representations and warranties that speak as of a different specified date, as of the Closing as follows:

(a) Due Organization and Good Standing of Buyer. The Acquirors are duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authorization of Transaction by Acquirors. Acquirors have all requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Acquirors of this Agreement and the Ancillary Agreements, as applicable, and the consummation by the Acquirors of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Acquirors and no other corporate proceedings on the part of the Acquirors are necessary to authorize the execution, delivery and performance by the Acquirors of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of the Acquirors and, assuming due authorization, execution and delivery by Seller, constitutes, and each Ancillary Agreement, when executed and delivered by each of the Acquirors, as applicable (assuming due authorization and delivery by the other parties thereto), shall constitute, a valid and binding obligation of each of the Acquirors, enforceable against each of the Acquirors in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

(c) Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Acquirors, as applicable, except (i) Governmental Filings under the HSR Act, (ii) Governmental Filings under Foreign Antitrust Merger Control Laws, (iii) the Governmental Filings required to be made with the Insurance Commissioner and the FSA, (iv) Governmental Filings that become applicable as a result of matters specifically related to Seller or its Affiliates or (v) such other Governmental Filings the failure of which to be obtained or made would not materially impair the Acquirors’ ability to consummate the transactions contemplated hereby.

(d) No Conflict or Violation. The execution, delivery and performance by the Acquirors of this Agreement and the Ancillary Agreements, as applicable, and the consummation by the Acquirors of the transactions contemplated hereby and thereby do not (i) assuming all authorizations, consents and approvals described in Section 3.2(c) have been obtained or made, violate any applicable Law to which the Acquirors are subject; (ii) require a consent, approval or notification under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which any of the Acquirors is a party; or (iii) violate the Organizational Documents, except with respect the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, have a Material Adverse Effect and would not materially impair the Acquirors’ ability to consummate the transactions contemplated hereby.

(e) Legal Proceedings.

(i) As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Acquirors, threatened which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. The Acquirors are not subject to any judgment, decree, injunction or order of any Governmental

Entity which would materially impair their ability to consummate the transactions contemplated hereby.

(ii) None of the Acquirors or any of their Affiliates has been denied or informed that it was likely to be denied any Permit relating to the administration, underwriting, solicitation or sale of insurance products or the conduct of the business of insurance in any jurisdiction.

(f) Acquisition of Equity for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s purchase of the CMG Interests and the Shares. Buyer confirms that it can bear the economic risk of its investment in the CMG Interests and the Shares and can afford to lose its entire investment in the CMG Interests and the Shares, has been furnished the materials relating to Buyer’s purchase of the CMG Interests and the Shares which it has requested, and Seller has provided Buyer the opportunity to ask questions of the officers and management employees of the Companies and to acquire additional information about the business and financial condition of the Companies and their Subsidiaries. Buyer is acquiring the Equity for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Equity. Buyer agrees that the CMG Interests and the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

(g) Funding. Attached hereto as Exhibit B is a true and complete copy of the commitment letter from Credit Suisse, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. (the “Debt Financing Commitments”), pursuant to which lenders party thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of funding payment of the Closing Consideration and fees and expenses of Buyer relating to the transactions contemplated by this Agreement (the “Debt Financing”). Attached hereto as Exhibit C is a true and complete copy of the equity commitment letter (the “Equity Financing Commitment” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which certain affiliates of Apollo Management V, L.P. (“Apollo”) have committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein to purchase Equity Interests of Buyer (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments have been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the

Financing Commitments, will be sufficient for Buyer to pay the aggregate Closing Consideration and to pay all related fees and expenses. The Fee Letter referenced in the Debt Financing Commitments (which has not been made available to Seller) does not contain any provisions that directly or indirectly function as conditions to the funding of such commitments or otherwise make such finding less likely to occur (assuming payment by Buyer of all fees payable thereunder).

(h) Brokers’ Fees. No broker, investment banker, financial advisor or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, expenses or commission in connection with this Agreement or the transactions contemplated for which Seller or any of its Affiliates would be liable.

(i) No Reliance. Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Companies and their Subsidiaries and the nature and condition of their respective properties and assets and the Business and, in making the determination to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Section 3.1. Buyer acknowledges that none of Seller, the Companies or their Subsidiaries nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Companies or their Subsidiaries, the Business or other matters that is not included in this Agreement. Without limiting the generality of the foregoing, none of Seller, the Companies or their Subsidiaries nor any other Person has made a representation or warranty to Buyer with respect to (a) any projections, estimates or budgets for the Business, the Companies or their Subsidiaries, or (b) any material, documents or information relating to any of the Companies or their Subsidiaries made available to Buyer or its Representatives in any data room or otherwise, except as expressly covered by a representation or warranty set forth in Section 3.1.

(j) Disclaimer of Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, ACQUIRORS MAKE NO REPRESENTATIONS OR WARRANTIES TO SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE III. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY BUYER.

(k) FSA Approval. Except as previously disclosed to Seller, neither Buyer nor any of its Affiliates have actual knowledge of any facts or any reason that would cause the FSA to withhold or delay its consent to the proposed acquisition of control (such term having the meaning ascribed thereto in section 179 of FSMA) of Cims Limited by Buyer and each other person that is a proposed controller pursuant to section 184 of FSMA.

(l) Capitalization.

(i) As of the date hereof, the authorized capital stock of Parent consists of (A) 1,000 shares of Parent Common Stock, of which 100 shares are issued and outstanding and (B) 1,000 shares of Parent Preferred Stock, of which no shares are issued and outstanding. Except as contemplated by this Agreement and the transactions contemplated hereby, as of the date hereof, there are no outstanding Equity Interests, options, warrants, rights or agreements or other commitments pursuant to which Parent is or may become obligated to issue any shares of its Equity Interests. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, have not been issued in violation of any preemptive rights, rights of first refusal or other third party rights, and are fully paid and nonassessable. All shares of Parent Preferred Stock and Parent Common Stock to be issued pursuant to the transactions contemplated by this Agreement will be, duly authorized, validly issued, fully paid and nonassessable. Other than as set forth above, as of the date hereof, Parent has no other Equity Interests authorized, reserved for issuance, issued or outstanding and there are no voting trusts or other agreements or understandings to which Parent is bound with respect to voting the Parent Preferred Stock or Parent Common Stock.

(ii) At Closing, the issued and outstanding Equity Interests of Parent will consist of (A) the Parent Preferred Shares; (B) Parent Common Stock and/or Parent Preferred Stock issued to affiliates of Apollo and certain members of management of the Companies and their Subsidiaries; (C) shares of Parent Common Stock issuable (x) upon exercise of options issued pursuant to an option plan and/or (y) pursuant to a deferred compensation plan, in each case, of the Companies and their Subsidiaries; and (D) shares of Parent Common Stock issuable pursuant to the Parent Warrant.

(m) Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n) Private Offering. No form of general solicitation or general advertising was used by Parent or its representatives in connection with the offer or sale of the Parent Preferred Stock. Subject in part to the truth and accuracy of each of Parent’s representations and warranties set forth in section 3.2 hereof, no registration of the Parent Preferred Stock, pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, will be required by the offer, sale or issuance of the Parent Preferred Stock. Parent agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Parent Preferred Stock or any other securities of Parent so as to require the registration of the Parent Preferred Stock pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, unless such Parent Preferred Stock or other securities are so registered.

(o) Reservation of Parent Common Stock. Prior to the Closing, Parent will have available for issuance such number of its authorized but unissued shares of (i) Parent Common Stock as will be sufficient to permit the exercise in full of all Parent Warrants and (ii) Parent Preferred Stock as will be sufficient to permit the issuance of Parent Preferred Shares as contemplated by this Agreement. All shares of (i) Parent Common Stock issuable pursuant to the terms of the Parent Warrants, when issued upon exercise thereof, with payment therefor in accordance with the terms thereof, and (ii) Parent Preferred Shares, in each case, issuable pursuant to this Agreement, shall be duly and validly issued and fully paid and nonassessable, not subject to preemptive rights and shall be free and clear of all Encumbrances.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of the Companies’ Business.

(a) Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as (1) required by applicable Law, (2) set forth in Section 4.1 of the Seller Disclosure Schedule or (3) consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), Seller shall cause each of the Companies and their Subsidiaries to:

(i) conduct their respective businesses and operations in the ordinary course of business and in accordance with applicable Law, except as expressly contemplated by this Agreement;

(ii) use commercially reasonable efforts to keep available the services of their respective employees and maintain the relations and good will with suppliers, customers, affinity partners, creditors, employees, agents and others having business relationships with the Companies and their Subsidiaries;

(iii) maintain the assets of the Companies and their Subsidiaries in good repair, order and condition, maintain insurance that is reasonable, in both scope and amount, in light of the risks attendant to the Business, replace in accordance with past practice inoperable or worn out assets with modern assets of comparable quality, invest in capital expenditures in the ordinary course of business and, in the event of a casualty, loss or damage to any of such assets prior to the Closing Date, repair or replace such assets, unless otherwise consented to by Buyer in writing;

(iv) promptly notify Buyer in writing upon receipt of Knowledge that there has been an occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused any representation or warranty of

Seller that is contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing as if such representation and warranty were made at such time.

(v) maintain, in all material respects, in good standing all permits, and authorization of any Governmental Entity related to the Business and any applications therefor;

(vi) pay all Pre-Closing Tax Period Taxes that become due and payable during such period, or contest such Pre-Closing Tax Period Taxes in good faith with appropriate reserves held in accordance with GAAP; and

(vii) spend as least 80% of the cumulative amounts set forth in Section 4.1(a)(vii) of the Seller Disclosure Schedule.

(b) In addition, subject to the foregoing Section 4.1(a), Seller shall procure that each of the Companies and their Subsidiaries shall not:

(i) authorize or effect any amendment to or change its Organizational Documents in any respect;

(ii) except in connection with the Inter-Company Agreements, declare, set aside or pay any dividend or distribution on or in respect of any of its Equity Interests, or make any payment or transfer of consideration of any kind to any Affiliate or relative of any such Affiliate, other than salary and ordinary expense reimbursement to employees;

(iii) issue or authorize the issuance of any Equity Interests or grant any options, warrants, or other rights to purchase or obtain any of its Equity Interests or issue, sell or otherwise dispose of any of its Equity Interests;

(iv) issue any note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness or any capitalized lease obligation;

(v) except in the ordinary course of business and other than the New Inter-Company Agreements, enter into any Contract, or amend, modify or waive any right under any existing Contract, in each case, with any Affiliate of the Companies;

(vi) other than in the ordinary course of business, enter into, accelerate, terminate, modify or cancel or waive any material right under any Company Contract;

(vii) except in the ordinary course of business, sell, lease, transfer or otherwise dispose of any of the material property or assets of the Business other than pursuant to existing Contracts or commitments;

(viii) make any capital expenditure, or commitments therefor, in excess of $3,000,000;

(ix) cancel, compromise or settle any material claim, or intentionally waive or release any material rights, of any of the Companies or their Subsidiaries, except in respect of any Excluded Litigation Matter;

(x) adopt, enter into, amend, alter, or terminate any Company Plan or any employment agreement with any executive level employee or grant or agree to grant any increase in the wages, salary, bonus or other compensation, remuneration or benefits of any executive-level employee of any of the Companies or their Subsidiaries, except as required under applicable Law, any existing Company Plan or any existing employment agreement;

(xi) except with respect to the elimination of any reserve relating exclusively to a matter to be assumed by Seller prior to Closing, make any changes to their accounting methods or principles, other than as may be required by Law, GAAP or generally accepted accounting principles in the jurisdictions of incorporation of the relevant Company or Subsidiary;

(xii) make any material Tax election or changes to their Tax accounting methods or principles, other than as required by Law, or settle or compromise any material liability relating to Taxes of the Companies or their Subsidiaries;

(xiii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(xiv) adopt any material change in the policies or practices of the Companies or their Subsidiaries with regard to the extension of discounts or credit to customers or collection of receivables from customers; and

(xv) agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (i) through (xiv).

(c) Seller agrees, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, (i) not to directly or indirectly sell or otherwise dispose of any of its Equity Interests in the Companies or any of their Subsidiaries; (ii) not to copy, reproduce or in any way retain or use, other than as expressly permitted by the Inter-Company Agreement, or New Inter-

Company Agreements, any portion of the Company Intellectual Property (unless Seller has an independent right to such Company Licensed Intellectual Property) (including source code) in a manner that would infringe or otherwise violate the Company Intellectual Property; (iii) not to copy the source code of the Loyalty Open Logic Architecture platform; (iv) to assign to the Companies or the Subsidiaries Intellectual Property that is owned by the Seller and is used exclusively by the Companies and their Subsidiaries as of the Closing Date; and (v) to perform in all material respects its obligation under and as set forth in the Inter-Company Agreements.

Section 4.2 Employment Matters.

(a) Immediately after the Closing, each of the Companies and their Subsidiaries shall continue to employ all individuals who are employees of any of the Companies or their Subsidiaries on the Closing Date, including employees not actively at work due to injury, vacation, military duty, disability or other leave of absence (the “Affected Employees”). Until the first anniversary of the Closing Date, Buyer shall provide employee benefits and compensation to Affected Employees that are no less favorable in the aggregate than those provided to such persons immediately prior to the Closing Date whether arising under a Company Plan or any plan sponsored by Seller or any of its Affiliates (other than the Companies and their Subsidiaries); provided, however, that Buyer shall not be obligated to provide for equity awards or grants, and equity awards or grants or awards made pursuant to the Cendant Corporation 2003 Long Term Incentive Plan prior to the Closing Date shall not be taken into account in determining the compensation and benefits of Affected Employees. Periods of employment with any of the Companies or their Subsidiaries (including, without limitation, any current or former Affiliate of the Companies or any predecessor, to the extent previously recognized under the Company Plans), shall be taken into account for purposes of determining, as applicable, the eligibility for participation and vesting of any employee under all employee benefit plans offered by Buyer or a Subsidiary of Buyer to the Affected Employees, including vacation plans or arrangements, 401(k) or other retirement savings plans and any severance or welfare plans. Buyer shall (i) waive any limitation on medical coverage of any Affected Employees due to pre-existing conditions under the applicable medical plan of Buyer or a Subsidiary of Buyer to the extent such limitation did not apply to the Affected Employee under the medical employee benefit plan of any of the Companies or their Subsidiaries or their Affiliates that covered the Affected Employee on the Closing Date, and (ii) credit each Affected Employee with all deductible payments and co-payments paid by such employee under the medical employee benefit plan of the Companies or their Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any medical plan of Buyer or a Subsidiary of Buyer for such year.

(b) The Affected Employees shall not accrue benefits under any Company Plan not sponsored by the Companies on and after the Closing Date. Prior to the Closing Date, (i) the Companies shall withdraw, effective as of the Closing Date, from any Company Plan not sponsored by the Companies (the “Retained Company Plans”), in the manner, if any, that such Company Plan specifies for withdrawal of a participating employer, and (ii) the Sellers shall take all actions necessary or appropriate to cause the Companies and Subsidiaries to have no further obligations or liabilities under any Retained Company Plan on and after the Closing Date.

(c) Notwithstanding the general provisions of Section 4.2(a), until at least December 30, 2006, Buyer shall, and shall cause its Affiliates to, provide each Affected Employee with severance benefits that are no less favorable than those that would have been provided to such Affected Employee immediately prior to the Closing Date under the Cendant Corporation Severance Pay Plan for Non-Officer Employees or, if applicable, the severance benefits set forth on Section 4.2(c) of the Seller Disclosure Schedule, each as in effect on the Closing Date.

(d) Buyer shall take all actions necessary to assume and honor the Company Plans other than the Retained Company Plans. Buyer shall be solely responsible for all liabilities relating to the amendment, termination or alleged termination of any Company Plan other than the Retained Company Plans.

(e) Buyer shall, within two Business Days, notify Seller of the termination of employment and whether such termination is for Cause (as defined in the applicable Retention Letter) of any individual who is party to a “Retention Letter” listed on Section 3.1(r)(i) of the Seller Disclosure Schedule.

Section 4.3 Publicity. Buyer and Seller agree to communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement. Buyer and Seller agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior consent of Buyer and Seller, except as such release or announcement, upon the advice of outside counsel, may be required by Law or the rules and regulations of any stock exchange upon which the securities of Seller are listed, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.4 Confidentiality.

(a) Buyer and its Representatives (as such term is defined in the Confidentiality Agreement between Seller and Apollo, dated January 10, 2005 (the “Confidentiality Agreement”)) shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the

Confidentiality Agreement shall continue in full force and effect as provided in Section 6.2 hereof in accordance with its terms. Notwithstanding the fact that Seller is not a party to the letter related to the Equity Financing Commitment, Seller shall treat all information contained in such letter and the transactions contemplated thereby as confidential in accordance with the terms of the confidentiality provision contained therein.

(b) From and after the Closing except as required by Law, regulation or stock exchange rule, (i) Buyer shall, and shall cause each of the Companies and their Subsidiaries to, keep confidential and not use for any purpose all nonpublic information regarding Seller or its Affiliates (other than the Companies and their Subsidiaries) of which the Companies and their Subsidiaries are aware; and (ii) Seller shall, and shall cause each of its Affiliates to, keep confidential and not use for any purpose all nonpublic information regarding Buyer or its Affiliates (including the Companies and their Subsidiaries) of which Seller or its Affiliates may be aware.

Section 4.5 Access to Information; Financial Statements.

(a) Subject to Section 4.4 hereof, Seller shall cause its officers, directors, employees, auditors and other agents to afford the officers, directors, employees, auditors and other agents of Buyer reasonable access during normal business hours to the officers, directors, employees, auditors, agents, properties, offices and other facilities of Seller, the Companies and their respective Subsidiaries and their books and records, and shall furnish Buyer with such financial, operating and other data and information with respect to the Business (including management reports), as Buyer, through its officers, employees or agents, may reasonably request, including without limitation, auditors’ work papers (subject to execution by Buyer of customary agreements). In exercising its rights hereunder, Buyer shall conduct itself so as not to unreasonably interfere in the conduct of the business of the Companies and their Subsidiaries prior to Closing. Buyer acknowledges and agrees that any contact by Buyer and its agents and representatives with officers, employees, customers or agents of the Companies and their Subsidiaries hereunder shall be arranged and supervised by representatives of Seller, unless Seller otherwise expressly consents with respect to any specific contact. Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Affiliates (including the Companies and their Subsidiaries) shall be required to disclose to Buyer or any agent or representative thereof any (i) information relating to any sale or divestiture process conducted by Seller or its Affiliates for the Companies or the Business or Seller’s or its Affiliates’ (or their representatives’) evaluation of the Companies or the Business in connection therewith, including projections, financial or other information relating thereto or (ii) information if doing so would violate any Company Contract or Law to which Seller or any of its Affiliates (including the Companies and their Subsidiaries) is a party or is subject or which would result in a loss of the ability to successfully assert a claim of privilege (including without limitation, the attorney-client and work product privileges) or (iii) consolidated, combined, unitary or similar Tax Return of which Seller or any of its Affiliates (other than any of the Companies or their Subsidiaries) is the common parent (other than schedules relating solely to the Company and their Subsidiaries) or any other information relating to Taxes or Tax Returns other than information relating solely to the Companies and/or their Subsidiaries, it being understood that the Seller shall make reasonable efforts, through redaction or otherwise, to maximize the delivery of information hereunder.

(b) Seller shall cause each of the Companies and their Subsidiaries to provide to Buyer the Monthly Financial Reports within fifteen (15) Business Days following the end of each calendar month prior to the Closing.

(c) Prior to Closing, Seller shall cause each of the Companies and their Subsidiaries to provide to Buyer within sixty (60) days following the end of the calendar quarter ended June 30, 2005, or within forty-five (45) days following the end of each calendar quarter thereafter ending forty-five (45) days or more prior to Closing, (i) the S-X Quarterly Financial Statements, (ii) the comparative figures for the corresponding quarter in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year, (iii) the comparative figures from the budget for such quarter and the corresponding elapsed portion of the fiscal year and (iv) a detailed explanation of significant trends and variances (collectively, the “Quarterly Financial Statements”). The Quarterly Financial Statements shall be prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes thereto), contain condensed notes thereto (consistent with Form 10-Q disclosure), and fairly present, in all material respects, the combined financial position of the Companies and their Subsidiaries as of the dates thereof and their combined results of operations, changes in combined equity and cash flows for the periods then ended, in each case, as if such quarter end was the Companies’ and their Subsidiaries’ fiscal year end.

(d) Without limiting the foregoing, for a period of five years following the Closing, upon request by Buyer, Seller shall provide reasonable access to the books, records, manuals, historical financial data and other materials of Seller and its Affiliates relating to the Business, including without limitation to allow Buyer to (i) consummate any financing transaction, including without limitation, any public or private offering of equity, debt or other securities or (ii) make any filings or registrations under the Securities Act of 1933, any state blue sky laws or any rules promulgated thereunder, or any similar act or regulations of any Governmental Entity. Without limiting the foregoing, Seller shall, and shall cause its Affiliates to reasonably cooperate and assist Buyer with any such financing transactions, filings or registrations. Such cooperation and assistance shall include, without limitation, delivering management representation letters and using its commercially reasonable efforts to cause its auditors to reissue audit and review opinions. Buyer shall reimburse Seller and its Affiliates for any out-of-pocket costs and expenses incurred by Seller in connection with this Section 4.5(d) and shall indemnify Seller and its Affiliate for any Liabilities in connection therewith (except to the extent resulting from breach by Seller of this Agreement).

Section 4.6 Post-Closing Litigation and Other Matters.

(a) Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing Date, Seller shall (i) assume and retain all responsibility for, (ii) shall retain Liability for all Losses arising out of and (iii) shall have the exclusive right to control the defense and settlement of the Actions (in each case, including all Actions arising out of or relating to the same facts and circumstances giving rise to such original Actions) set forth on Section 4.6(a) of the Seller Disclosure Schedule (the “Excluded Litigation Matters”). Seller shall have the exclusive right to control the defense and settlement of all Excluded Litigation Matters in which Seller or the Companies are defendants. Following the Closing Date, Buyer shall, and shall cause the Companies and their Subsidiaries to, maintain all records and materials (in whatever form maintained, whether documentary, electronically stored or otherwise) pertinent to any Excluded Litigation Matters. Buyer shall, and shall cause the Companies and their Subsidiaries to, reasonably cooperate with Seller and its counsel in the investigation, defense and settlement of such Excluded Litigation Matters. Without limiting the generality of the foregoing, Buyer shall, and shall cause the Companies and their Subsidiaries to, (i) provide Seller with reasonable access at reasonable hours to all books and records and personnel, including the Affected Employees and (ii) permit employees and personnel, including the Affected Employees, to respond to reasonable requests for interviews, depositions, trial or hearing or other testimony, interrogatories and other information in connection with Excluded Litigation Matters and any proceedings in connection therewith.

(b) From and after the Closing Date, except as set forth in Section 4.6(a), Buyer shall cause the Companies and their Subsidiaries to retain or assume all responsibility for and retain or assume liability for all Losses (other than any Losses for which Buyer is indemnified under Article VII) arising out of, and in respect of clause (i) below, the Companies and their Subsidiaries shall have the exclusive right to control the defense and settlement of and in respect of Clause (ii) below, the Companies and their Subsidiaries shall perform all of their covenants and obligations under, (i) all Actions set forth on Section 4.6(b) of the Seller Disclosure Schedule, (the “Business Litigation Matters”) regardless of whether Seller or any of its Affiliates (other than any of the Companies or their Subsidiaries) are party thereto or otherwise named therein and (ii) all Company Contracts and Company Leases to which any of the Companies or their Subsidiaries is a party (the “Business Contract Matters”) regardless of whether Seller or any of its Affiliates (other than any of the Companies or their Subsidiaries) are party thereto or guarantors thereof. Nothing contained in this Section 4.6(b) shall limit the rights of the Buyer under ARTICLE VII.

Section 4.7 Filings and Authorizations, Including HSR Act Filing.

(a) Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause its Affiliates to, promptly file or cause to be filed all necessary Governmental Filings, including, but not limited to, (i) filing as soon as practicable, but in no event later than ten (10) days following the date of this Agreement, all necessary Governmental Filings under each of, (w) the HSR Act, and (x) the FSA Notices with the FSA ; (ii) filing as promptly as practicable, but in no event later than ten (10) days following the date of this Agreement, the Form A with the Insurance Commissioner; and (iii) filing as promptly as practicable after the date of this Agreement but in no event later than ten (10) days following the date of this Agreement (provided Seller has delivered to Buyer the information referred to in Section 4.7(c)), all necessary Governmental Filings under any Foreign Antitrust Merger Control Laws, and (iv) submissions of additional information reasonably requested by any Governmental Entity. Each of Buyer and Seller further agrees that it shall, and shall cause its Affiliates to, comply with any applicable post-Closing notification or other requirements of the Insurance Commissioner, the FSA or of any antitrust, trade competition, investment or control reporting or similar Law or regulation of any Governmental Entity with competent jurisdiction. Each of Buyer and Seller agrees to cooperate with and promptly to consult with the other party or its counsel with respect to any filing with any Governmental Entity.

(b) In addition to the agreements set forth in (a) above, the parties shall use their commercially reasonable efforts to obtain the consents, approvals, waivers or other authorizations from Governmental Entities, including without limitation, any approvals required by the Insurance Commissioner or the FSA in connection with Buyer’s acquisition of the control of Safecard and Cims Limited, respectively, and antitrust clearance under the HSR Act and any Foreign Antitrust Merger Control Laws, are obtained as promptly as practicable and that any reasonable conditions set forth in or established by any such consents, approvals, waivers or other authorizations from Governmental Entities are wholly satisfied. Furthermore, Buyer shall make promptly, and in any event within any time period as the FSA may from time to time prescribe, any filing required to be made to the FSA, and provide the FSA with such information as it may require, in order to consider approving the proposed acquisition of control (such term having the meaning ascribed thereto in section 179 of FSMA) of Cims Limited by Buyer and each other person that is a proposed controller pursuant to section 184 of FSMA.

(c) Seller shall promptly provide Buyer with all information regarding the Business that is within Seller’s control and is reasonably necessary to complete the required forms in connection with the necessary Governmental Filings under the Foreign Antitrust Merger Control Laws in Austria and Germany.

(d) Buyer shall promptly notify Seller of the satisfaction of the conditions set forth in Section 5.1(b) and Section 5.1(c).

(e) Notwithstanding anything to the contrary contained herein, in the event that the Insurance Commissioner has not approved Buyer’s acquisition of control statement relating to the acquisition of control of Safecard by the fifth (5th) Business Day prior to the Closing Date, then (i) Seller shall, subject to receipt of all necessary insurance regulatory approvals, non-disapprovals or waivers of regulatory requirements, as applicable, cause Cendant Membership Services Holdings Subsidiary LLC to immediately distribute all of the outstanding shares of stock of Safecard to CMG and, immediately following such distribution, shall cause CMG to distribute all of the outstanding shares of stock of Safecard to Seller, (ii) Safecard shall be deemed to not be a “Subsidiary” under this Agreement, and (iii) Seller shall take all actions reasonably necessary or appropriate to run-off and wind-up the activities of Safecard, provided that Seller may not terminate, cancel, refuse to renew or otherwise cease to provide coverage or increase the premiums under the Safecard policies in effect at the time of such distributions until the earlier of (1) such time Buyer has procured comparable coverage to replace the coverage afforded under the Safecard policies and afford adequate coverage to Safecard’s policyholder(s) or (2) the date which is the 90th day following the Closing Date.

Section 4.8 Director and Officer Liability; Indemnification. Buyer agrees to cause the Company to assume and comply with the obligations of Seller under paragraph 2.1(e) of that certain Amended and Restated Stockholders Agreement dated as of January 30, 2004 by and among TRL Group Inc. (formerly known as Trilegiant Corporation), a Delaware corporation and a Subsidiary of CMG, Seller and the other parties named therein.

Section 4.9 Reasonable Best Efforts. Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting the obligations of the parties under Section 4.7, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including, but not limited to: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the obtaining of applicable consents, waivers or approvals of any third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iv) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement. Notwithstanding the foregoing, none of Seller, the Companies or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval, unless the payment of such consideration is required by applicable Law or the terms of the applicable Contract.

Section 4.10 Insurance.

(a) After the Closing, Seller will continue to provide Buyer with access to historic Occurrence Based Policies of Seller and its Subsidiaries that include coverage for the Companies and their Subsidiaries for periods prior to the Closing Date and shall reasonably cooperate with Buyer and take commercially reasonable actions as may be necessary or advisable to assist Buyer in submitting claims for pre-Closing occurrences to which such policies are responsive; provided that Buyer shall be responsible for any deductibles or co-payments legally due and owing relating to such claims and Seller shall not be required to maintain such policies beyond their current terms.

(b) Buyer acknowledges that under Claims Made Policies of Seller and its Subsidiaries (other than the Companies and their Subsidiaries) all insurance coverage for the Companies and their Subsidiaries for any occurrence, act, omission or event occurring and Liability or condition arising after Closing shall terminate as of the Closing and, following the Closing, except as otherwise provided herein, no claims may be brought against any Claims Made Policy of Seller and its Subsidiaries (other than those of the Companies and their Subsidiaries). Seller shall purchase, prior to the Closing Date, run off/tail coverage for the Companies and their Subsidiaries covering any occurrence, act, omission or event occurring and Liability or condition existing prior to Closing that were covered prior to the Closing under Seller’s and its Subsidiaries’ (other than the Companies and their Subsidiaries) Claims Made Insurance policies. Such run off/tail coverage will provide coverage for claims made or reported a minimum of six years after the Closing Date and will be reasonably satisfactory to Buyer in form and substance.

(c) Seller’s obligations under Section 4.10(a) shall include, without limitation, Seller assigning or causing the relevant Subsidiary to assign to Buyer or one or more of its Subsidiaries rights in respect of its historic Occurrence Based Policies, providing timely written notice of such claims to the third party insurer (with a copy of any such notice to be given by Seller to Buyer) and providing information regarding any such claim as may be required by the applicable insurance policy or required by or requested by the applicable third party insurer. Seller shall provide to the Companies and their Subsidiaries access to pre-Closing insurance and updated loss summaries, for a period of five years of Closing.

Section 4.11 Termination of Agreements; Other Assets.

(a) On and as of the Closing, except for (i) the Ancillary Agreements, (ii) the New Inter-Company Agreements and (iii) those Contracts, if any, set forth on Section 4.11(a) of the Seller Disclosure Schedule, ((i), (ii), and (iii) collectively, the “Continuing Agreements”) all Contracts, written or oral, between any of the Companies or their Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than any of the Companies and their Subsidiaries), on the other hand (the “Terminating Contracts”) shall be terminated without any further force and effect, and there shall be no further Liabilities or obligations of any of the relevant parties thereunder.

(b) Except as set forth on Section 4.11(b) of the Seller Disclosure Schedule, all inter-company accounts, whether payables or receivables, between Seller or any of its Affiliates (other than any of the Companies and their Subsidiaries), on the one hand, and any of the Companies and their

Subsidiaries, on the other hand, as of the Closing shall be eliminated (by way of capital contribution, cash settlement or as otherwise determined by Seller in its sole discretion) prior to the Closing Date.

(c) Subject to any necessary consents, Seller shall cause and shall cause its Subsidiaries (other than the Companies and their Subsidiaries) to cause all assets and property related exclusively to the Business (other than Cash as to which an adjustment is made pursuant to Section 2.3(c)) which are held by Seller and its Affiliates (other than the Companies and their Subsidiaries) to be transferred to one of the Companies or one of their Subsidiaries without any consideration.

(d) (i) With respect to software currently used by the Companies or their Subsidiaries and for which licenses for such software were purchased under any of the “Master License Agreements” set forth in Section 3.1(n)(i)(8) of the Seller Disclosure Schedule (the “Master Software Agreements”; and such licenses purchased thereunder for use by the Companies or their Subsidiaries, the “Existing Licenses”), Seller will (A) seek, in accordance with Section 4.26 of this Agreement, any necessary consents to assign the Existing Licenses (but for avoidance of doubt, not to assign the Master Software Agreements) to the Companies, and (B) use commercially reasonable efforts to assist the Companies in obtaining agreements for acquisition of new software and for maintenance renewals to replace such Master Software Agreements; provided, however, that Seller makes no representations, warranties or covenants that pricing or other terms under such replacement agreements will be comparable to those contained in the Master Software Agreements.

(ii)With respect to software used by Seller or its Affiliates (other than the Companies or their Subsidiaries) to provide services under the Master Transition Services Agreement, and for which the Companies or their Subsidiaries will have to obtain a replacement license to use such software in their businesses upon termination or expiration of the Master Transition Services Agreement, Seller will use commercially reasonable efforts to assist the Companies in obtaining such replacement license agreements; provided, however, that Seller makes no representations, warranties or covenants that pricing or other terms under such replacement agreements will be comparable to those contained in Seller’s own agreements with the applicable vendors of such software.

(iii) Other than with respect to (A) costs for third party consents for Seller and its Affiliates (other than the Companies and their Subsidiaries) to operate such software described in 4.11(d)(i) and 4.1(d)(ii) above under the Master Transition Services Agreement on behalf of the Companies and their Subsidiaries (which costs are governed by Section 4.26 of this Agreement) and (B) costs for third party consents required pursuant to Section 4.11(d)(i)(A) above (Seller and Buyer agree that Seller shall pay for 50% and the Companies shall pay for 50% of any out-of-pocket fees required to obtain any such consents required by Section 4.11(d)(i)(A), and Buyer agrees that such payment obligations shall be subject to the provisions of Section 4.26(c)), the Companies will be responsible for the costs associated with such replacement agreements described in Sections 4.11(d)(i)(B) and 4.11(d)(ii).

Section 4.12 Debt; Release of Guarantees.

(a) Prior to the Closing Date, Seller and Buyer shall cooperate and shall use their respective reasonable best efforts to, effective as of the Closing Date, (i) terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for Seller and any of its Affiliates or former Affiliates (other than any of the Companies and their Subsidiaries) (collectively, the “Released Parties”) in respect of all obligations of the Released Parties under, any guarantee of or relating to obligations or liabilities (including under any Contract, letter of credit or Company Lease) of any of the Companies and their Subsidiaries in each case listed on Section 4.12 of the Seller Disclosure Schedule (“Guarantees”) and (ii) cause Buyer or one of its Affiliates to have Surety Bonds (and any necessary collateral, indemnity or other agreements associated therewith) issued on behalf of Buyer or one of its Affiliates in replacement of all Surety Bonds (and all collateral, indemnity and other agreements associated therewith) listed on Section 4.12 of the Seller Disclosure Schedule issued on behalf of the Released Parties for the benefit of any of the Companies or their Subsidiaries (the “Surety Bonds”). In the case of the failure to do so by the by the Closing Date, then, Seller and Buyer shall continue to cooperate and use their respective reasonable best efforts to terminate, or cause Buyer or one of its Affiliates to be substituted in all respects for the Released Parties in respect of, all obligations of the Released Parties under any such Guarantees and to replace Surety Bonds issued on behalf of Released Parties with Surety Bonds issued on behalf of Buyer or one of its Affiliates, and Buyer shall (i) obtain a letter of credit on behalf of Buyer or one if its Affiliates, (ii) indemnify and hold harmless the Released Parties for any losses arising from such Guarantees and Surety Bonds and (iii) not permit any of the Companies or their Subsidiaries or Affiliates to (A) renew or extend the term of or (B) increase its obligations under, or transfer to another third party, any loan, lease, Contract or other obligation for which any Released Party is or would reasonably be expected to be liable under such Guarantee and Surety Bond. To the extent that any Released Party has performance obligations under any such Guarantee or Surety Bond, Buyer shall use reasonable best efforts to (i) perform such obligations on behalf of such Released Party or (ii) otherwise take such action as reasonably requested by Seller so as to put such Released Party in the same position as if Buyer, and not such Released Party, had performed or were performing such obligations.

(b) Seller shall take all necessary action to insure that the Companies and their Subsidiaries have no Indebtedness (other than with respect of capital leases) immediately prior to and at the Closing except to the extent otherwise requested by Buyer.

Section 4.13 Provision of Certain Services. Buyer acknowledges that the Companies and their Subsidiaries currently receive from Seller and its Affiliates certain administrative and corporate services and benefits of a type generally provided to other businesses and Subsidiaries of Seller (“Support Services”). Seller and Buyer acknowledge that, except as provided in the Master Transition Services Agreement, Support Services shall cease at Closing, and all agreements and arrangements in respect thereof shall terminate as of the Closing Date, with no further obligation of any party thereto.

Section 4.14 Use of Certain Marks.

(a) Following the Closing, Buyer shall cause the Companies and their Subsidiaries to, as soon as practicable, but in no event later than nine (9) months following the Closing Date, cease to (i) make any use of any names or Trademarks that include the terms (A) “Cendant” or “Cendant Corporation,” or any Trademarks set forth in Section 4.14(a) of the Seller Disclosure Schedule, and (B) any names or Trademarks related thereto or containing or comprising the foregoing, including any names or Trademarks confusingly similar thereto or dilutive thereof (the “Cendant Marks”), and (ii) hold themselves out as having any affiliation with Seller or any of its Affiliates; provided, however, that the Companies and their Subsidiaries may make use of Cendant Marks in accordance with the express terms of any applicable Affinity Partner Contract between Seller or any of its Subsidiaries (other than the Companies and their Subsidiaries), on the one hand, and the Companies or any of their Subsidiaries, on the other hand. In furtherance thereof, as soon as practicable but in no event later than six (6) months following the Closing Date, Buyer shall cause each of the Companies and the Subsidiaries to remove, strike over or otherwise obliterate all Cendant Marks from all assets and other materials owned by the Companies and their Subsidiaries, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by the Companies or any of their Subsidiaries of any of the Cendant Marks as permitted in this Section 4.14(a) is subject to their compliance with the quality control requirements and guidelines in effect for the Cendant Marks as of the Closing Date.

(b) Following the Closing, Seller shall and shall cause its Affiliates to, as soon as practicable, but in no event later than nine (9) months following the Closing Date, cease to (i) make any use of any names or Trademarks set forth in Section 4.14(b) of the Seller Disclosure Schedule, and (B) any names or Trademarks related thereto or containing or comprising the foregoing, including any names or Trademarks confusingly similar thereto or dilutive thereof (the “Company Marks”), and (ii) hold themselves out as having any affiliation with the Companies or any of their Affiliates; provided, however, that Seller and its Affiliates may make use of Company Marks in accordance with the express terms of any applicable Contract between Seller or any of its Subsidiaries (other than the Companies and their Subsidiaries), on the one hand, and the Companies or any of their Subsidiaries, on the other hand. In furtherance thereof, as soon as practicable but in no event later than six (6) months following the Closing Date, Seller shall cause its Affiliates to remove, strike over or otherwise obliterate all Company Marks from all assets and other materials owned by Seller or its Affiliates, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by Seller or its Affiliates of any of the Company Marks as permitted in this Section 4.14(b) is subject to their compliance with the quality control requirements and guidelines in effect for the Company Marks as of the Closing Date.

Section 4.15 Tax Matters.

(a) Tax Return Preparation.

(i) To the extent not filed prior to the Closing Date, the Seller shall prepare (or cause to be prepared) all Tax Returns that are required to be filed by each of the Companies and their Subsidiaries for all Pre-Closing Tax Periods (each, a “Pre-Closing Period Tax Return”). All such Pre-Closing Period Tax Returns shall be prepared in a manner that is consistent with the prior practice of the Companies and their Subsidiaries, except as reasonably approved by Buyer. Buyer shall allow Seller access to any and all data and information necessary for the preparation of such Pre-Closing Period Tax Returns and shall cooperate fully with the Seller in the preparation of such Pre-Closing Period Tax Returns; provided, that no employee of Buyer, any Company or any Company Subsidiary shall be required to sign any such Tax Return without, at the request of such employee, being fully indemnified by Seller for any liability incurred as a consequence of signing such Tax Return. With respect to each Pre-Closing Period Tax Return filed after the Closing Date, no later than thirty days prior to the due date (taking into account any valid extensions thereof) (“Due Date”) for the filing of such Pre-Closing Period Tax Return, the Seller shall submit, or cause to be submitted, to the Buyer for its review drafts of such Pre-Closing Period Tax Return (together with all related work papers). Within ten days following Buyer’s receipt of such Pre-Closing Period Tax Return, Buyer shall have the right to object to such Pre-Closing Period Tax Return (by written notice to the Seller). If Buyer does not object by written notice to the Seller within such time period, such Pre-Closing Period Tax Return shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 4.15(a)(i). If Buyer objects to such Pre-Closing Period Tax Return, it shall notify the Seller of such disputed item (or items) (in such written notice) and the basis for its objection and the Buyer and Seller shall act in good faith to resolve any such dispute as promptly as practicable. If the Buyer and Seller have not reached agreement regarding such dispute, the dispute shall be presented to the Independent Accounting Firm, whose determination shall be binding upon both Buyer and Seller, provided, however, that (i) such determination shall be limited to whether the disputed item is consistent with past practices, if applicable, and (ii) the Buyer and Seller shall require the Independent Accounting Firm to make a determination within ten (10) days but in no event later than five (5) days prior to the Due Date of such Pre-Closing Period Tax Return. With respect to each such Pre-Closing Period Tax Return, no later than two (2) days prior to the Due Date of such Pre-Closing Period Tax Return, (x) the Seller shall submit to the Buyer final drafts of such Pre-Closing Period Tax Return and (y) the Seller shall pay to the Buyer an amount equal to the liability for Taxes that are shown to be due and payable on the face of such Pre-Closing Period Tax Return. The Buyer shall cause the applicable Company or Subsidiary (as the case may be) to file each Pre-Closing Period Tax Return and pay to the applicable Tax authority all amounts shown to be due and payable on the face of such Pre-Closing Period Tax Return.

(ii) The Buyer shall prepare (or cause to be prepared) all Tax Returns that are required to be filed by each of the Companies and their Subsidiaries for all Straddle Periods (each, a “Straddle Period Tax Return”). All such Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Companies and their Subsidiaries, except as required by applicable Law. With respect to each Straddle Period Tax Return, no later than thirty days prior to the Due Date for the filing of such Straddle Period Tax Return, the Buyer shall submit, or cause to be submitted, to the Seller for its review drafts of such Straddle Period Tax Return (together with all related work papers), and shall notify Seller of Buyer’s calculation of the Taxes of such Straddle Period allocated to the Interim Period of such Straddle Period (in accordance with this Agreement). Within ten days following Seller’s receipt of such Straddle Period Tax Return (and the calculation of the Taxes allocated to the Interim Period of the Straddle Period), Seller shall have the right to object to such Straddle Period Tax Return or calculation (by written notice to the Buyer). If Seller does not object by written notice to the Buyer within such time period, such Straddle Period Tax Return and calculation shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 4.15(a)(ii). If Seller objects to such Straddle Period Tax Return and/or calculation of the Taxes allocated to the Interim Period of the Straddle Period (in accordance with this Agreement), it shall notify the Buyer of such disputed item (or items) (in such written notice) and the basis for its objection and the Seller and Buyer shall act in good faith to resolve any such dispute as promptly as practicable. If the Seller and Buyer have not reached agreement regarding such dispute, the dispute shall be presented to the Independent Accounting Firm, whose determination shall be binding upon both Seller and Buyer, provided, however, that the Seller and Buyer shall require the Independent Accounting Firm to make a determination within ten (10) days but in no event later than five (5) days prior to the Due Date of such Straddle Period Tax Return. With respect to each Straddle Period Tax Return, no later than two (2) days prior to the Due Date of such Straddle Period Tax Return, Seller shall pay to the Buyer an amount equal to the Seller’s portion of the liability for Taxes of such Straddle Period (that are shown to be due and payable on the face of such Straddle Period Tax Return) that are allocable to the

Interim Period in accordance with this Agreement. The Buyer shall cause the applicable Company or Subsidiary (as the case may be) to file each Straddle Period Tax Return and pay to the applicable Tax authority all amounts shown to be due and payable on the face of such Straddle Period Tax Return.

(iii) Notwithstanding anything to the contrary in this Agreement, each party shall be responsible for its own costs and expenses incurred in connection with this Section 4.15(a), provided, however, that all costs and expenses of the Independent Accounting Firm shall be paid fifty percent by the Seller and fifty percent by the Buyer.

(b) Tax Refunds. The Buyer shall pay or cause to be paid to the Seller (a) all refunds of Taxes paid by the Companies or their Subsidiaries for a Pre-Closing Tax Period that are received by the Companies or their Subsidiaries after the Closing, and (b) a portion of all refunds of Taxes paid by the Companies or their Subsidiaries for any Straddle Period (such portion to be allocated consistent with the principles set forth in this Agreement) that are received by the Companies or their Subsidiaries after the Closing, in each case, (i) net of any Taxes imposed on or attributable to such refund and (ii) other than refunds attributable to a carryback of net operating losses attributable to periods beginning after the Closing Date or the portion of any Straddle Period beginning after the Closing Date.

(c) Tax Matters Cooperation. Buyer and Seller shall, and shall cause their respective Affiliates (including in the case of the Buyer, the Companies and their Subsidiaries) to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of or attributable to any of the Companies or their Subsidiaries and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller and Buyer shall, and shall cause their respective Affiliates (including in the case of the Buyer, the Companies and their Subsidiaries) to, (i) retain all books and records with respect to Tax matters pertinent to each of the Companies and their Subsidiaries relating to any taxable period beginning on or before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records.

(d) Section 338(h)(10) Elections.

(i) Seller and Buyer agree that an election under Section 338 of the Code (or similar provision of the Law of any state or other Taxing jurisdiction) shall not be made with respect to any of the Companies or their Subsidiaries in connection with the transactions contemplated by this Agreement, provided, however, that, Buyer and Seller shall jointly make a timely and effective election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the United States Treasury regulations promulgated under the Code (“Treasury Regulations”) and any comparable election under state, local or foreign Tax Law with respect to the acquisition by Buyer (which, for U.S. federal income tax purposes, qualifies as a “qualified stock purchase” by Buyer) of the stock of each of the direct and indirect domestic wholly-owned corporations being acquired pursuant to this Agreement (each, an “Election” and, collectively, the “Elections”). Buyer and Seller shall, and shall cause their respective Affiliates (including, in the case of the Buyer, the Companies and their Subsidiaries) to, cooperate with each other to take all actions necessary and appropriate, including filing such additional forms, returns, elections, schedules and other documents as may be required, to effect and preserve timely Elections in accordance with the provisions of Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations (and any comparable provisions of state, local or foreign Tax Law) or any successor provisions. Unless required by a final, non-appealable, decision of a court of competent jurisdiction, Buyer and Seller shall, and shall cause their respective Affiliates (including, in the case of the Buyer, the Companies and their Subsidiaries) to, report the acquisition by Buyer of the stock of such domestic corporations consistently with the Elections made and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Tax authority or otherwise. Notwithstanding anything to the contrary in this Agreement, in the event that the Internal Revenue Service or other Taxing authority challenges Seller’s treatment of any acquisition of a wholly-owned domestic corporate Subsidiary of CMG as a “qualified stock purchase” (within the meaning of Section 338(d)(3) of the Code), Buyer shall (i) reimburse Seller for its out of pocket costs in contesting such challenge, or (ii) assume and control the defense of such challenge at its own costs and expense, and with participation by Seller.

(ii) Unless required by a final, non-appealable decision of a court of competent jurisdiction, Buyer and Seller shall, and shall cause their respective Affiliates (including, in the case of the Buyer, the Companies and their Subsidiaries) to, (i) be bound by the Elections, the Tax Allocation Statement and Section 338(h)(10) Allocation Statement (each as finally determined pursuant to Section 4.15(e)) for purposes of determining any Taxes, (ii) prepare and file their respective Tax Returns on a basis consistent with the Elections and such allocation statements and (iii) take no position inconsistent with the Elections or any such allocation statements in any Tax Return, any proceeding before any Tax authority or otherwise. In the event that any of the allocations determined pursuant to Section 4.15(e) is disputed by any Tax authority, the party receiving notice of the dispute shall promptly notify the other party concerning resolution of the dispute. Buyer and its Affiliates shall provide to Seller information reasonably determined by Buyer to enable Seller to support the Tax filing position that, for U.S. federal income Tax purposes, the direct and indirect acquisition of any of the Companies or their Subsidiaries qualifies as a “qualified stock purchase” (within the meaning of Section 338 of the Code).

(e) Closing Consideration Allocation.

(i) In connection with the purchase and sale of the Equity of the Companies, as promptly as possible after Closing, Buyer shall provide to Seller a statement (a “Tax Allocation Statement”) specifying the allocation of the purchase price for U.S. federal income tax purposes (as adjusted pursuant to payments made between Buyer and Seller pursuant to this Agreement) among the assets held (for U.S. federal income tax purposes) by CMG and CIH (solely for purposes of this Section 4.15(e)(i), without regard to the Elections) and the covenants of Seller contained in Section 4.16. Within fifteen business days following the receipt of such Tax Allocation Statement, Seller shall have the right to object to such statement (by written notice to Buyer). If Seller does not object by written notice to the Tax Allocation Statement within such time period, such statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement; provided, however, that such objection shall only be that the Tax Allocation Statement is materially inconsistent with Schedule 4.15(e)(i). If Seller objects to a Tax Allocation Statement presented by Buyer, it shall notify the Buyer of such disputed item (or items) (in such written notice) and the basis for its objection and Buyer and Seller shall act in good faith to resolve any such dispute within the thirty day period thereafter. If, within thirty days of Seller’s delivery of a notice of objection to a Tax Allocation Statement, the parties have not reached an agreement regarding such allocations, the dispute shall be presented to the Independent Accounting Firm that will determine which parties’ proposed allocation is more consistent with Schedule 4.15(e)(i) and such allocation shall then become the final “Tax Allocation Statement”. The parties shall cause the Independent Accounting Firm to make a determination within thirty days but in no event later than five days prior to the Due Date of any Tax Return for which such allocation would be relevant. The fees and expenses of such accounting firm shall be paid fifty percent by Seller and fifty percent by Buyer. In the event any Closing Consideration adjustment occurs pursuant to the terms of this Agreement, Buyer shall provide Seller a revised Tax Allocation Statement consistent with Schedule 4.15(e)(i) and the principles of this Section 4.15(e)(i) shall apply to each such revised statement.

(ii) In connection with an Election, as promptly as practicable after the Closing, Buyer shall provide to Seller a statement (a “Section 338(h)(10) Allocation Statement”) specifying the proposed manner in which the “aggregate deemed sales price”, as defined in Treasury Regulations Section 1.338-4, shall be allocated among the assets of each such Subsidiary for which an Election is made, which allocations shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations and shall be consistent with the Tax Allocation Statement determined pursuant to Section 4.15(e)(i) hereof. Within fifteen business days following the receipt of such Section 338(h)(10) Allocation Statement, Seller shall have the right to object that such statement is not consistent with Schedule 4.15(e)(ii) (by written notice to Buyer). If Seller does not object by written notice to a Section 338(h)(10) Allocation Statement within such time period, such statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement; provided, however, that such Section 338(h)(10) Allocation Statement shall be subject to adjustment upon and as a result of any Closing Consideration adjustment pursuant to this Agreement. If Seller objects to a Section 338(h)(10) Allocation Statement presented by Buyer, it shall notify the Buyer of such disputed item (or items) (in such written notice) and the basis for its objection and Buyer and Seller shall act in good faith to resolve any such dispute for the thirty day period thereafter. If, within thirty days of Seller’s delivery of a notice of objection to a Section 338(h)(10) Allocation Statement, the parties have not reached an agreement regarding such allocations, the dispute shall be presented to the Independent Accounting Firm that will determine which of the parties’ proposed allocations are more consistent with Schedule 4.15(e)(ii), and such allocation shall become the final Section 338(h)(10) Allocation Statement. The parties shall endeavor to cause the accounting firm to make a determination within thirty days but in no event later than five days prior to the date the Internal Revenue Service Forms 8023 and 8883 are required to be filed under applicable Law. The fees and expenses of such accounting firm shall be paid fifty percent by Seller and fifty percent by Buyer. In the event any Closing Consideration adjustment occurs pursuant to the terms of this Agreement, Buyer shall provide Seller a revised Section 338(h)(10) Allocation Statement consistent with Schedule 4.15(e)(ii) and the principles of this Section 4.15(e)(ii) shall apply to each such revised statement.

(f) Limitations on Actions Affecting Pre-Closing Taxes. Neither Buyer nor any of its Affiliates (including, after the Closing, any of the Companies or their Subsidiaries) shall, without the prior written consent of Seller, (i) make or change any Tax election (other than the Elections) with respect to any of the Companies or their Subsidiaries applicable to any Pre-Closing Tax Period or Straddle Period, (ii) amend, file or otherwise modify any Tax Return relating to any Pre-Closing Tax Period or Straddle Period of any of the Companies or their Subsidiaries except as contemplated by Section 4.15(a), and (iii) take any other action that relates or is attributable to or that affects any Pre-Closing Tax Period or Straddle Period, in each case, that results in any increased Tax liability of any of the Companies or their Subsidiaries (or Seller or any of its Affiliates) (or a reduction in a refund) or reduction in a Tax asset of the Seller, its Affiliates or any of the Companies or their Subsidiaries in respect of a Pre-Closing Tax Period or Straddle Period.

Section 4.16 Non-Competition; Non-Hire; Non-Solicitation.

(a) For a period of seven years from and after the Closing Date, Seller shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, engage in or own any interest (other than an interest of less than five percent of the voting securities of a publicly traded company) in a Competitive Business; provided, however, that nothing set forth in this Section 4.16(a) shall (i) prohibit another Person (or its successor) from engaging in a Competitive Business from and after the time at which Seller or any of its Subsidiaries acquires an interest in such Person, by acquisition of securities or assets, joint venture, merger or other business combination, if (A) such Competitive Business generates less than $200,000,000 in annual revenues in the aggregate or (B) such Person engages in a Competitive Business that generates more than $200,000,000 in annual revenues in the aggregate and is a business unit of an entity acquired by Seller or any of its Subsidiaries and is divested by Seller (or the relevant Subsidiary) within twelve (12) months after such acquisition; (ii) be deemed to apply to any then existing business of a Person (or any of its Affiliates) that acquires control of Seller or one of its Subsidiaries or that acquires all or substantially all of the assets of Seller or one of its Subsidiaries or merges with Seller in a “merger of equals”; or (iii) prohibit, limit or in any way restrict the ability of Seller and its Subsidiaries to engage in a Competitive Business in connection with any of its businesses, products, services or activities as of the date hereof (assuming the Companies and their Subsidiaries were not direct or indirect Subsidiaries of Seller on the date hereof) including any evolution (by acquisition, organic growth or otherwise) thereof, in each case, in the travel, travel content, travel distribution, lodging, timeshare exchange, timeshare sales and marketing, vacation rental, vacation property management, real estate, relocation, real estate settlement services, mortgage and vehicle rental and services industries.

(b) Other than with respect to those employees set forth on Section 4.16(b) of the Seller Disclosure Schedule, for a period of three years from and after the Closing Date, Seller shall not, and shall cause each of its Subsidiaries not to hire or attempt to hire any employee of Buyer, the Companies or their Subsidiaries.

(c) As used in this Agreement, “Competitive Business” means any entity or business that markets, provides or makes available, (i) affinity-based membership programs, (ii) affinity-based insurance products, or (iii) benefit packages as an enhancement to financial institution or other customer accounts, in each case, on a fee or commission basis and in a manner that competes with the Business as conducted on the date of this Agreement or on the Closing Date. Notwithstanding anything to the contrary contained herein, “Competitive Business” does not include any entity or business engaged in or any activity, product, or service related to the administration of points-based or other loyalty programs including any such points-based or other loyalty program developed and marketed, directly or indirectly, by any of Seller and its Subsidiaries (other than the Companies and their Subsidiaries) solely to the extent used for their own consumers (including individual consumers of Seller’s and its Subsidiaries’ franchisees) as an outsourcer, service provider or other similar arrangement and for online travel agencies and airlines.

(d) For a period of five (5) years from and after the Closing Date, Buyer, the Companies and their Subsidiaries and any Person (or any of its Affiliates) that acquires control of any of such entities or that acquires all or substantially all of the assets of any of such entities or merges with Buyer in a “merger of equals,” shall not, directly or indirectly, engage in the non-membership based, direct to consumer online travel distribution business, including through private label or affiliate relationships, in a manner which utilizes any content or booking or packaging engine of Seller or its Subsidiaries made available by Seller or any of its Subsidiaries to Buyer, the Companies and their Subsidiaries and is competitive to Seller’s online travel businesses, including without limitation, Orbitz, CheapTickets, lodging.com, Flairview, octopustravel.com and ebookers.com.

(e) Neither party hereto will take any action with the intent or effect of directly or indirectly circumventing the terms of this Section 4.16.

Section 4.17 Compliance with WARN Act and Similar Statutes. Buyer shall not, and shall cause the Companies and their Subsidiaries not to, at any time within ninety days after the Closing Date, effectuate (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Companies and their Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Companies and their Subsidiaries; or, in the case of clauses (i) and (ii), any similar action under applicable state, local or foreign statute, common law, rule or regulation requiring notice to employees in the event of a plant closing or layoff. For the avoidance of doubt, Buyer shall be responsible for notices or payments due to any employees, and all notices, payments, fines or assessments due to any Governmental Entity pursuant to any applicable federal, state, local or foreign statute, common law, rule or regulation with respect to the employment, discharge or layoff of any employees by Buyer, the Companies or any Subsidiary of the Companies after the Closing, including but not limited to the WARN Act or any comparable state or local law and any rules or regulations as have been issued in connection with the foregoing.

Section 4.18 Buyer’s Financing Activities.

(a) Buyer acknowledges and agrees that Seller and its Affiliates have no responsibility for any financing that Buyer may raise in connection with the transactions contemplated hereby including with respect to any offering materials and other documents prepared by or on behalf of or utilized by Buyer or its Affiliates, or Buyer’s financing sources, in connection with Buyer’s financing activities in connection with the transactions contemplated hereby which include any information provided by Seller or any of its Affiliates (including the Companies and their Subsidiaries), including any offering memorandum, banker’s book or similar document used, or any other written offering materials used (collectively, “Offering Materials”).

(b) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing set forth therein (including by consummating the Equity Financing pursuant to the terms and conditions of the Equity Financing Commitment), (ii) enter into definitive financing agreements with respect to the Debt Financing as contemplated by the Debt Financing Commitments (the “Financing Agreements”), so that the Financing Agreements are in effect as promptly as practicable but in any event no later than the Closing Date and (iii) consummate the Financing at or prior to Closing. Buyer shall provide to the Seller copies of all documents relating to the Debt Financing and shall keep the Seller reasonably informed of material developments in respect of the financing process relating thereto. In the period between the date hereof and the Closing Date, Seller shall, upon request of Buyer, use all reasonable efforts to cause the Companies and their Subsidiaries, along with their respective auditors and consultants, to reasonably cooperate with Buyer and its Affiliates in satisfying any condition to financing set out in Buyer’s agreements with banks and other lenders. Such cooperation shall include, without limitation, preparations for the obtaining or release of any liens, providing access to properties and other assets for third party appraisals, obtaining any required consents of landlords and lenders of the Companies and their Subsidiaries, preparations for the implementation of a new cash management system and attending roadshows by the management of the Companies and their Subsidiaries in respect of offering of debt or equity securities and the preparation of financial statements and financial data complying with Regulation S-X and Regulation S-K under the Securities Act. Buyer shall promptly, upon request by Seller, reimburse the Seller for all reasonable, documented out of pocket expenses incurred by the Company or their Subsidiaries in connection with such cooperation; provided, that Seller must obtain the written consent of Buyer prior to incurring such expenses in excess of $100,000.00.

(c) Buyer covenants and agrees that, in the event that the Initial Cash Price is reduced pursuant to the adjustment set forth in Section 2.3(d), then the amount of the aggregate commitment pursuant to the Debt Financing Commitments shall be reduced by 89% of the amount by which the Initial Cash Price is reduced pursuant to Section 2.3(d).

Section 4.19 Resignations. Seller shall either deliver the written resignations of each director or manager, as applicable, of the Companies and their Subsidiaries or cause each such director or officer to be removed effective as of the Closing Date, except as may be requested by Buyer.

Section 4.20 Certain Assets. The assets described in Section 4.20 of the Seller Disclosure Schedule are not part of the Business and shall be transferred promptly to Seller, if, and when received by the Companies or any of their Subsidiaries.

Section 4.21 New Inter-Company Agreements. (a) Buyer and Seller agree to negotiate in good faith final agreements with respect to the arrangements contemplated by the New Inter-Company Term Sheets (the “New Inter-Company Agreements”). To the extent that the parties are not able to negotiate and execute a final agreement with respect to any arrangement contemplated by a New Inter-Company Term Sheet as of the Closing, the parties agree to be bound by the terms of the applicable New Inter-Company Term Sheet. To the extent that any subject matter is not covered by a New Inter-Company Term Sheet, Seller, the Companies and their Subsidiaries will continue to perform their obligations in accordance with past practice prior to the date hereof. The parties agree to submit any and all disputes between them arising under or in relation to this Section 4.21 to mediation with a mediator approved by the parties. If the parties resolve their disputes through mediation, the Parties shall share the costs of mediation evenly but pay their own attorneys’ fees and other expenses related to mediation.

(b) The New Inter-Company Agreement Term Sheets set forth on Section 4.21(b)(i) of the Seller Disclosure Schedule shall contain the provisions set forth in Schedule 4.21(b)(ii) of the Seller Disclosure Schedule.

Section 4.22 Restated Financial Statements. On or prior to sixty (60) days after the date hereof, Seller shall deliver to Buyer the Restated Financial Statements.

Section 4.23 Reservation of Parent Common Stock. From and after the date of this Agreement, Parent shall at all times reserve and keep available for issuance upon exercise of the Parent Warrant such number of its authorized but unissued shares of Parent Common Stock as will be sufficient to permit the exercise in full of the Parent Warrant.

Section 4.24 Retention Payments. Buyer agrees to pay Seller all Retention Payments that are forfeited on or prior to the first anniversary of the Closing Date by or otherwise not paid to any employee party thereto in accordance with the Retention Letters promptly following such forfeiture by wire transfer of immediately available funds (it being understood that any such payments that are rolled over into equity securities or other securities of the Buyer will be deemed paid unless forfeited on or prior to the first anniversary of the Closing Date).

Section 4.25 Solvency. Buyer agrees to use commercially reasonable efforts to deliver to Seller an opinion addressed to Seller of a reputable third party appraisal firm reasonably acceptable to Seller, dated as of the Closing Date, that, following consummation of the transactions contemplated hereby, the Company and its Subsidiaries will be Solvent and that such transactions do not otherwise “impair the capital of the corporation” within the meaning of Section 160(a) of the Delaware General Corporation Law (the “Solvency Opinion”).

Section 4.26 Consents. (a) Seller agrees to use its reasonable best efforts to obtain prior to the Closing all consents and approvals required under any Company Contract or Company Lease in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements. Seller and Buyer agree that Seller shall pay for 50% and the Companies shall pay for 50% of any out-of-pocket fees required to obtain such consents or approvals.

(b) With respect to the Master Transition Services Agreement, Seller agrees to use its reasonable best efforts to obtain prior to the Closing all consents and approvals required under any Contract of Seller or its Affiliates that is material to the services provided under the Master Transition Services Agreement. Seller and Buyer agree that Seller shall pay for 50% and the Companies shall pay for 50% of any out-of-pocket fees required to obtain such consents or approvals.

(c) In the event that this Agreement is terminated, Buyer shall reimburse Seller promptly following such termination for all such out-of-pocket fees paid by the Companies.

Section 4.27 Florida Filing. As promptly as practicable, but in no event later than ten (10) days after the date hereof, Seller shall cause Trilegiant Corporation, an indirect Subsidiary of CMG, to file with the Florida Office of Insurance Regulation its application for discount medical plan provider organization registration.

Section 4.28 Further Assurances. On and after the Closing Date, Seller and Buyer shall cooperate and use their respective reasonable best efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby, including the execution of any additional documents or instruments of any kind, the transfer of assets or property, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

ARTICLE V

CONDITIONS OF PURCHASE

Section 5.1 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a) Representations and Warranties and Covenants of Seller.

(i) The representations and warranties of Seller contained in this Agreement, without giving effect to any materiality or Material Adverse Effect qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as would not in the aggregate have a Material Adverse Effect or prevent or materially delay consummation by Seller of the transactions contemplated by this Agreement;

(ii) Seller shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(iii) Seller shall have delivered to Buyer a certificate of Seller, dated the Closing Date, to the effect of the foregoing clauses (i) and (ii).

(b) FSA Approval. Either (i) the FSA shall have notified Buyer in writing that it has approved the proposed acquisition of control (such term having the meaning ascribed thereto in section 179 of FSMA) of Cims Limited by Buyer and each other person that is a proposed controller pursuant to section 184 of FSMA; or (ii) the period for consideration (as defined in section 183(1) of FSMA) in respect of Buyer’s and such persons’ proposed acquisition of control of Cims Limited shall have expired without the FSA having served a warning notice on Buyer or any other person that is a proposed controller under section 183(1)(b) of FSMA.

(c) Waiting Periods. All waiting periods applicable under the HSR Act shall have expired or been terminated. All waiting periods applicable to the transaction under any Foreign Antitrust Merger Control Laws shall have expired or been terminated, except in jurisdictions in which the failure of such waiting periods to have expired or been terminated, individually or in aggregate, is not reasonably likely to (i) have a Material Adverse Effect or (ii) subject the parties hereto or any of their respective directors or officers to criminal liability if the transactions contemplated hereby were to be consummated (the “Excepted Jurisdictions”).

(d) No Prohibition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.

(e) Material Adverse Effect. A Material Adverse Effect shall not have occurred.

(f) Financing. Buyer shall have received the proceeds of the financings described in the Commitment Letters.

(g) TRL Group. Seller shall own 100% of the outstanding Equity Interests of TRL Group.

(h) Consent. The consent identified in Section 5.1(f) of the Seller Disclosure Schedules shall have been obtained.

Section 5.2 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Seller:

(a) Representations and Warranties and Covenants of Buyer.

(i) The representations and warranties of Buyer contained in this Agreement, without giving effect to any materiality or Material Adverse Effect qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, such representations and warranties shall be true as of such specified date), except for such failures to be true and correct as would not in the aggregate prevent or materially delay consummation by Buyer of the transactions contemplated by this Agreement;

(ii) Buyer shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(iii) Buyer shall have delivered to Seller a certificate of Buyer, dated the Closing Date to the effect of the foregoing clauses (i) and (ii).

(b) State Approval. The Insurance Commissioner shall have approved of Buyer’s acquisition of control statement relating to the acquisition of control (as such term is defined in Section 26.1-10-01 of the North Dakota Insurance Code) of Safecard by Buyer.

(c) FSA Approval. Either (i) the FSA shall have notified Buyer in writing that it has approved the proposed acquisition of control (such term having the meaning ascribed thereto in section 179 of FSMA) of Cims Limited by Buyer and each other person that is a proposed controller pursuant to section 184 of FSMA; or (ii) the period for consideration (as defined in section 183(1) of FSMA) in respect of Buyer’s and such persons’ proposed acquisition of control of Cims Limited shall have expired without the FSA having served a warning notice on Buyer or any other person that is a proposed controller under section 183(1)(b) of FSMA.

(d) Waiting Periods. All applicable waiting periods under the HSR Act shall have expired or been terminated. All waiting periods applicable to the transaction under any Foreign Antitrust Merger Control Laws shall have expired or been terminated, except in the Excepted Jurisdictions.

(e) No Prohibition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.

(f) Solvency Opinion. Buyer shall have delivered to Seller the Solvency Opinion.

ARTICLE VI

TERMINATION

Section 6.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of Buyer and Seller;

(b) by the written notice of Seller to Buyer if the Closing shall not have occurred on or before December 26, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to Seller if the failure of Seller to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(c) by the written notice of Buyer to Seller if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to Buyer if the failure of Buyer to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

Section 6.2 Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 4.4 and Article VIII (other than Section 8.4) and shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement (other than non-willful breaches of representations, warranties and covenants, as to which no party shall be liable hereunder).

ARTICLE VII

INDEMNIFICATION

Section 7.1 Obligations of Seller.

(a) If the Closing occurs, subject to the terms of this Article VII and Section 8.14, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and each of their respective directors and officers the (“Buyer Indemnified Parties”) from and against actual losses, damages, liabilities, claims, costs and expenses (including reasonable attorney’s fees, interest, penalties, judgments, settlements, and Taxes (collectively, “Losses”)) incurred by any such indemnified party by reason of: (i) any breach or failure to be true and correct of any of the representations or warranties of Seller in this Agreement (other than to the extent that any such breach or failure to be true and correct is subject to indemnification under Section 7.3(m)) without giving effect to any materiality or Material Adverse Effect qualifications therein; (ii) any breach in any material respect of any of the covenants or agreements of Seller in this Agreement (other than Section 4.1(a)(iv); (iii) any Excluded Litigation Matter; (iv) any Pre-Closing Taxes; (v) each of the four (4) French Labor Court matters set forth under the heading entitled “French Labor Matters” in Section 3.1(o) of the Seller Disclosure Schedule; (vi) any Taxes imposed on the Companies or their Subsidiaries for any period ending on or prior, or that includes, the Closing Date as a result of being a member of an affiliated, consolidated, combined or unitary group of which Seller or any of its Affiliates other than the Companies or their Subsidiaries was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or similar state, local or non-United States Law, (vii) any Liability of the Companies and their Subsidiaries unrelated to the Business and arising solely because they are or were Affiliates of Seller and its Affiliates (other than the Companies and their Subsidiaries); (viii) any Liability resulting from the Commission Purchase Agreement between Long Term Preferred Care, Inc. and Lion 2004 Receivables Trust dated as of December 30, 2004; (ix) any use by Seller or any of its Affiliates of the Company Marks; (x) the litigation set forth on Section 7.1(a)(x) of the Seller Disclosure Schedule; and (xi) the litigation set forth on Section 7.1(a)(xi) of the Seller Disclosure Schedule (“7.1(a)(xi) Losses”). Notwithstanding the foregoing, it is understood and agreed that Losses shall not include any change in marketing practices of the Business or the consequences thereof.

(b) The obligation of Seller to indemnify a Buyer Indemnified Party for Losses is subject to the following limitations: (i) Buyer Indemnified Parties shall not be entitled to make a claim against Seller for indemnification under Section 7.1(a)(i) (“Buyer Claim”) unless and until the aggregate amount of Losses incurred by the Buyer Indemnified Party with respect to an event or occurrence and all other events or occurrences arising from the same or similar circumstances or facts exceeds $100,000 (a “Base Claim”); (ii) Seller shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to Section 7.1(a)(i) unless the aggregate amount of Losses incurred by all the Buyer Indemnified Parties in respect of Buyer Claims constituting Base Claims exceeds $15,000,000 (the “Basket”), and then the Buyer Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Basket; and (iii) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 7.1(a)(i) exceed $275,100,000 (reduced, in the event of a reduction in the Initial Cash Price pursuant to Section 2.3(d), by an amount equal to fifteen (15%) percent of the amount of such reduction) (the “Ceiling”); provided, however, the foregoing monetary limitations in clauses (i) through and including (iii) above shall not apply to claims in respect of breaches or inaccuracies in the representations made by Seller in Sections 3.1(a), (b), (c), (f) and (t) and in the second sentence of Section 3.1(d). With respect to claims for indemnification pursuant to Section 7.1(a)(x), the aggregate amount of Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties shall not exceed 90% of the aggregate amount of all such Losses. With respect to claims for indemnification pursuant to Section 7.1(a)(xi), the aggregate amount of Section 7.1(a)(xi) Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties shall not exceed 80% of the lesser of (A) the aggregate amount of all such Section 7.1(a)(xi) Losses or (B) the Grid Cap, as then in effect. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses (x) resulting from any breach of representation or warranty set forth in this Agreement that relates or is attributable to any of the Companies or their Subsidiaries not having historic Tax attributes (including basis of assets, net operating loss carryovers and credit carryovers), (y) resulting from any breach of representation or warranty (other than the representation set forth in Section 3.1(l)(ix)) set forth in this Agreement relating or attributable to Taxes or the indemnities set forth in Sections 7.1(a)(iv) and (vi), other than liabilities for Pre-Closing Taxes and the Taxes described in Section 7.1(a)(vi), and related out of pocket costs and expenses, and (z) related or attributable to Taxes imposed on any of the Parent, Buyer, the Companies and/or their Affiliates as a result of a breach by the Parent, Buyer or any of their Affiliates (including, after the Closing, the Companies or their Subsidiaries) of their obligations, covenants and agreements contained in this Agreement.

Section 7.2 Obligations of Acquirors.

(a) If the Closing occurs, subject to the terms of this Article VII and Section 8.14, Acquirors, jointly and severally agree to indemnify and hold harmless Seller, RCI Europe, their respective Affiliates and each of their respective directors and officers (collectively, the “Seller Indemnified Parties”) from and against Losses incurred by any Seller Indemnified Party by reason of (i) any breach of any of the representations or warranties (in each case, when made) of any of the Acquirors in this Agreement; (ii) any breach in any material respect of any of the covenants or agreements of any of the Acquirors in this Agreement; (iii) any Business Litigation Matter or Business Contract Matter; (iv) any use by Parent, Buyer or any of its Affiliates of the Cendant Marks; (v) any Liability of Seller arising solely because it is an Affiliate of the Companies and their Subsidiaries or any Liability of Seller arising solely because it was an Affiliate of the Companies and their Subsidiaries.

(b) The obligation of Acquirors to indemnify the Seller Indemnified Parties for Losses is subject to the following limitations: (i) no Seller Indemnified Parties shall be entitled to make a claim against Buyer for indemnification under Section 7.2(a)(i) (“Seller Claim”) unless and until the aggregate amount of Losses incurred by the Seller Indemnified Parties with respect to an event or occurrence and all other events or occurrences caused by the same circumstances constitutes a Base Claim; (ii) Buyer shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 7.2(a)(i) unless the aggregate amount of Losses incurred by all the Seller Indemnified Parties in respect of Seller Claims constituting Base Claims exceeds the Basket, and then the Seller Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Basket; and (iii) in no event shall the aggregate amount of Losses for which Buyers are obligated to indemnify the Seller Indemnified Parties pursuant to Section 7.2(a)(i) of this Agreement exceed the Ceiling, provided, however, the foregoing monetary limitations in clauses (i) through and including (iii) above shall not apply to claims in respect of breaches or inaccuracies in the representation and warranties made by Buyer in Section 3.2(b).

Section 7.3 Indemnification Procedures.

(a) In the event that any Action is commenced by a third party involving a claim for which a party required to provide indemnity hereunder (an “Indemnifying Party”) may be liable to a party entitled to indemnification (an “Indemnified Party”) hereunder (an “Asserted Liability”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Asserted Liability (the “Claim Notice”); provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay. The Indemnifying Party shall have sixty days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and by counsel of its own choosing, to defend against such Asserted Liability. If the Indemnifying Party undertakes to defend against such Asserted Liability, (i) the Indemnifying Party shall use its reasonable best efforts to defend and protect the interests of the Indemnified Party with respect to such Asserted Liability, (ii) the Indemnifying Party shall consult with the Indemnified Party prior to any significant decision, strategy or action in relation thereto, to the extent affecting non-monetary interests of the Indemnified Party and (iii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement unless such settlement (x) requires only the payment of money and (y) provides for a full and unconditional release of the Indemnified Party. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof. This Section 7.3(a) does not apply to any matter referred to in Section 7.3(b), (c), (d), (e), or (m).

(b) With respect to the litigation set forth on Section 7.1(a)(x) of the Seller Disclosure Schedule, from the date hereof until September 30, 2006, Seller shall have the exclusive right to control such litigation (it being understood that (i) Seller shall undertake to defend such litigation and shall use its reasonable best efforts to defend and protect the interests of Buyer with respect to such litigation, (ii) during the time set forth in this Section 7.3(b), Seller shall consult with Buyer prior to any significant decision, strategy or action in relation to such litigation; and (iii) Seller shall not, without the prior written consent of Buyer, consent to any settlement of such litigation). Buyer shall cooperate fully with Seller and its counsel in the investigation, defense and settlement of such litigation.

(c) With respect to the litigation set forth on Section 7.1(a)(x) of the Seller Disclosure Schedule, following the expiration of the date in Section 7.3(b), Buyer shall have the exclusive right to control such litigation (it being understood that (i) Buyer shall undertake to defend such litigation and shall use its reasonable best efforts to defend and protect the interests of Seller with respect to such litigation, (ii) during the time set forth in this Section 7.3(c), Buyer shall consult with Seller prior to any significant decision, strategy or action in relation to such litigation, to the extent affecting monetary interests of Seller; and (iii) Buyer shall not, without the prior written consent of Seller, consent to any settlement of such litigation). Seller shall cooperate fully with Buyer and its counsel in the investigation, defense and settlement of such litigation.

(d) With respect to the litigation set forth on Sections 7.1(a)(xi) of the Seller Disclosure Schedule, at all times, Buyer shall have the exclusive right to control such litigation (it being understood that (i) Buyer shall consult with Seller prior to any significant decision, strategy or action in relation to such litigation, to the extent affecting monetary interests of Seller; and (ii) Buyer shall not, without the prior written consent of Seller, consent to any monetary settlement of such litigation). Seller shall cooperate fully with Buyer and its counsel in the investigation, defense and settlement of such litigation.

(e) With respect to the Shared Litigation, at all times, Buyer shall have the exclusive right to control such litigation.

(f) If the Indemnifying Party does not undertake within the Notice Period to defend against such Asserted Liability, then the Indemnified Party shall have the right to control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement. The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such claim or demand. The Indemnified Party and the

Indemnifying Party and the Companies and their respective employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

(g) In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments recoverable by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any Tax benefit actually realized by the Indemnified Party with respect to such Losses. To the extent that a Tax benefit is actually realized within three years following the Due Date of the applicable Tax Return that first takes into account the deduction, loss or other Tax attribute generated as a result of the Loss(es) than gave rise to the indemnity payment, then no later than 30 days after the applicable Tax Return has been filed for the applicable period, the indemnified party shall pay to the indemnifying party in immediately available funds the amount of the Tax benefit that is actually realized as a result of the Losses that gave rise to the indemnification (i.e., the reduction in Taxes that would have been otherwise due and payable but for the incurrence of the Losses that gave rise to the indemnification).

(h) Claims for indemnification pursuant to Section 7.1(a)(i), and Section 7.2(a)(i) shall not be made after the Survival Expiration Date. Claims for indemnity pursuant to Section 7.1(a)(ii) and Section 7.2(a)(ii) shall not be made after the expiration of the applicable covenant as determined in accordance with Section 8.4(b). Claims for indemnification under the other sub-sections of Sections 7.1 and 7.2 shall not be made after the thirtieth day following the expiration of the applicable statute of limitations (taking into account valid extensions) of the subject matter of the claim that gave rise to the Losses. Notwithstanding anything to the contrary contained in this Agreement, any timely filed claim for indemnity for which notice has been given prior to the end of the applicable survival period shall survive until the claim has been finally resolved.

(i) To the extent that Seller makes any payment pursuant to this Article VII in respect of Losses for which Buyer or any of its Affiliates have a right to recover against a third party (including, without limitation, an insurance company), Seller shall be subrogated to the right of Buyer or any of its Affiliates to seek and obtain recovery from such third party; provided, however, that if Seller shall be prohibited from such subrogation, Buyer or its Affiliates, as applicable, shall seek recovery from such third party on Seller’s behalf and pay any such recovery to Seller.

(j) Subject to Section 8.12, the remedies provided in this Article VII shall be deemed the sole and exclusive remedies of the parties, from and after the Closing Date, with respect to this Agreement.

(k) For all Tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement and other payments made between the Buyer and the Seller pursuant to the terms of this Agreement as an adjustment to the Closing Consideration to the extent permitted by applicable Law and to use their reasonable best efforts to ensure that, to the extent necessary in order to secure such treatment under applicable Law, all such payments are made from the actual selling entity to the actual purchasing entity of the Shares or Equity Interests to which the indemnity payment relates; provided, however, that if the Internal Revenue Service or any other Tax authority challenges the treatment of the receipt of any indemnity or other payment made hereunder as an adjustment to the Closing Consideration, the indemnified party shall use its reasonable best efforts to uphold the characterization of any such indemnity payment as an adjustment to the Closing Consideration, and shall keep the other party reasonably informed of all developments. To the extent that the treatment of the indemnification payment as an adjustment to the Closing Consideration is finally determined to be erroneous, any indemnity payment hereunder shall, subject to Section 7.3(g) and to the final sentence of this Section 7.3(k), be increased to take into account the amount of Taxes resulting from the receipt of such indemnification payment. If a party to this Agreement assigns the benefit of this Agreement, the other relevant parties shall only be liable to take into account Taxes resulting from the receipt of an indemnification payment to the extent that those other parties would have been liable to take into account Taxes of an equivalent amount if no such assignment had occurred.

(l) Notwithstanding anything to the contrary contained in this Agreement, Sections 7.3 (a) and (b) shall not apply to any Tax Claim (as defined herein).

(m) Notwithstanding anything to the contrary contained herein, subject to the terms of this paragraph (m) and the Grid, Seller agrees to indemnify any Buyer Indemnified Party from and against any Losses incurred by reason of the following (the “Shared Losses”): (A) any breach or failure to be true and correct of the representations and warranties set forth in Section 3.1(i), without giving effect to any materiality or Material Adverse Effect qualifications therein, which occurs after the date of this Agreement if the facts and circumstances giving rise to such breach or failure to be true and correct relate to the Business and constitute a breach or violation of Section 3.1(p); (B) any breach or failure to be true and correct of the representations and warranties set forth in Section 3.1(p), without giving effect to any materiality or Material Adverse Effect qualifications therein, to the extent relating to the Business and (C) the litigation set forth in Section 7.3(m) of the Seller Disclosure Schedule. Such indemnification obligations shall be subject to the following:

(i) Seller and Buyer shall be liable for, and shall indemnify the other to the extent necessary to give effect to, the allocations reflected in the grid set forth on Section 7.3(m)(i) of the Seller Disclosure Schedule (the “Grid”). The amount set forth in Bracket F of the Grid represents the maximum amount to which allocations of liability between Seller and Buyer shall apply and above which Buyer shall have one hundred percent (100%) of the liability for Shared Losses (as adjusted pursuant to the following sentence, the “Grid Cap”). The Grid Cap shall be reduced on a dollar-for-dollar basis by the aggregate amount paid or payable by both Buyer and Seller in respect of Section 7.1(a)(xi) Losses, whether paid prior to or after the Closing Date. An example of such reduction is set forth in Section 7.3(m)(i) of the Seller Disclosure Schedule.

(ii) The amounts set forth on the Grid shall be separate from and shall not be affected by any amounts that may be applied against the Basket or the Ceiling pursuant to this Article VII.

(iii) Counsel of record to the Companies and their Subsidiaries (“Counsel of Record”) in any lawsuit that could lead to Shared Losses and for which indemnity is available hereunder (any such lawsuits, together with any lawsuit arising from such lawsuits, the “Shared Litigation”) shall communicate and consult with all parties in connection with the defense of such lawsuit.

(iv) Seller shall be free to retain at its own expense counsel to monitor the lawsuit (“Seller Counsel”). Counsel of Record shall communicate and consult with any Seller Counsel.

(v) Counsel of Record and Seller Counsel shall make available to each other and other such counsel and any party confidential oral information and memoranda or other documents related to the defense of the Shared Litigation (“Defense Materials”) to the extent that they deem it prudent and consistent with the objectives of the joint defense provided for herein.

(vi) The Defense Materials obtained by counsel for any party shall remain confidential and shall be protected from disclosure to any third party except as provided herein.

(n) Claims for indemnification pursuant to Section 7.3(m) shall not be made after April 15, 2007. Notwithstanding anything to the contrary contained in this Agreement, any timely filed claim for indemnity pursuant to Section 7.3(m) for which notice has been given prior to April 15, 2007 shall survive until the claim has been finally resolved.

Section 7.4 Tax Indemnification Procedures.

(a) If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim of any of the Companies or their subsidiaries (a “Tax Claim”) shall be delivered or sent to or commenced or initiated against any of the Companies or their Subsidiaries by any Tax authority with respect to Taxes or Tax Returns of the Companies or their Subsidiaries for which Buyer may reasonably be entitled to indemnification from Seller pursuant to Section 7.1 of this Agreement, Buyer shall promptly notify Seller in writing of the Tax Claim, and shall include a copy of the relevant Tax Claim notice and other related information; provided, that the failure to so notify Seller shall only reduce its indemnity obligations hereunder to the extent it is actually prejudiced thereby.

(b) Tax Claims relating to Pre-Closing Tax Periods. With respect to Tax Claims of or relating to Taxes of any of the Companies or their Subsidiaries for any Pre-Closing Tax Period, Seller may, upon written notice to Buyer, assume and control the defense of such Tax Claim at its own cost and expense and with its own counsel and may (i) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authority, or (ii) either pay (A) the Tax claimed and sue for a refund where applicable Law permits such refund suits or (B) contest, settle or compromise the Tax Claim in any permissible manner, and Buyer shall, and shall cause its Affiliates (including the Companies and their Subsidiaries) to, cooperate with Seller in pursuing such Tax Claim and shall provide to Seller (and its employees and other agents) applicable powers of attorney. If Seller elects to assume the defense of any such Tax Claim, notwithstanding anything to the contrary contained in this Section 7.4, (i) Seller shall not enter into any settlement with respect to any such Tax Claim without Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed) if such settlement could reasonably be expected to increase the Tax liability of Buyer (or any of its Affiliates including the Companies or their Subsidiaries) for any Tax period beginning on or after the Closing date (for this purpose, any reduction of Tax attributes relating to any Pre-Closing Tax Period or Interim Period shall be ignored), (ii) Seller shall keep Buyer reasonably informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to Buyer of any related correspondence and shall use reasonable efforts to provide Buyer with any opportunity to review and comment on any material correspondence before Seller sends such correspondence to any Tax authority), and (iii) Buyer may at its own cost and expense and with its own counsel, participate (including participation in any relevant meetings and conference calls) in (but not to control) the defense of such Tax Claim. In connection with any Tax Claim of or relating to any of the Companies or their Subsidiaries for any Pre-Closing Tax Period that Seller has not elected to control pursuant to this Section 7.4, such contest shall be controlled by Buyer and Seller agrees to cooperate with Buyer and its Affiliates in pursuing such contest, provided, however, that none of Buyer or any of its Affiliates (including the Companies or their Subsidiaries) shall enter into any settlement with respect to any Tax Claim relating to a Pre-Closing Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, and provided, further, that Buyer and its Affiliates (including the Companies and their Subsidiaries) shall keep Seller informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to Seller of any related correspondence and shall use reasonable efforts to provide Seller with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Tax authority) and Seller, at its own cost and expense and with its own counsel, shall have the right to participate in (including in any relevant meetings and conference calls) but not control the defense of such Tax Claims.

(c) Tax Claims relating to Straddle Periods. Buyer and Seller shall jointly control (at each party’s own cost and expense) all proceedings in connection with any Tax Claim relating to a Straddle Period. The parties agree to cooperate fully with each other in pursuing any such Tax Claim and neither Buyer nor Seller shall (or shall permit any of their Affiliates to) settle a Tax Claim relating to a Straddle Period without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Buyer and Seller and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or permitted assigns. Notwithstanding the forgoing, Buyer shall be permitted, without the consent of Seller, to make an assignment to (i) an Affiliate or (ii) a lender (or agent thereof), for security purposes, provided that, notwithstanding any such assignment, Buyer shall remain responsible for all of its obligations pursuant to this Agreement.

Section 8.2 Choice of Law. This Agreement shall be governed by an interpreted and enforced in accordance with the Laws of the State of New York (other than the words “full title guarantee” in Section 2.1(a) which shall be interpreted in accordance with the Laws of England) without regard to the conflicts of laws rules thereof.

Section 8.3 Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN

RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 8.5; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

Section 8.4 Survival.

(a) The representations and warranties contained herein shall survive the Closing and terminate on April 15, 2007; provided, however, that the representations and warranties made by (i) Seller in Sections 3.1(a), (b), (c), (f) and (t) and the second sentence of Section 3.1(d) and by Buyer in Sections 3.2(a), (b) and (i) shall survive the Closing without any time limit; and (ii) Seller in Section 3.1(l) shall survive the Closing until 90th day after the expiration of the applicable statute of limitations (as applicable in each case, the “Survival Expiration Date”).

(b) All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate, except that claims for indemnification in respect of any breach thereof may be made at any time prior to the Survival Expiration Date. Notwithstanding the foregoing, if a notice of breach is delivered prior to the end of the applicable survival period, the claim shall survive until the claim has been finally resolved.

Section 8.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed cable, telecopy, telegram or facsimile, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, to:

Affinity Acquisition, Inc.

c/o Apollo Management, L.P.

9 West 57th Street – 43rd Floor

New York, NY 10019

Telephone: 212-515-3202

Telecopy: 212-515-3263

Attn: Marc Becker

with copies, in the case of notice to Buyer, to:

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Telephone: 212-408-2491

Telecopy: 212-326-2061

Email: aweinstein@omm.com

Attn: Adam Weinstein, Esq.

If to Parent, to:

Affinity Acquisition Holdings, Inc.

c/o Apollo Management, L.P.

9 West 57th Street – 43rd Floor

New York, NY 10019

Telephone: 212-515-3202

Telecopy: 212-515-3263

Attn: Marc Becker

with copies, in the case of notice to Buyer, to:

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Telephone: 212-408-2491

Telecopy: 212-326-2061

Email: aweinstein@omm.com

Attn: Adam Weinstein, Esq.

If to Seller, to:

Cendant Corporation

9 West 57th Street

New York, New York 10019

Attn: Eric J. Bock, Esq.

Fax: (212) 413-1922

with copies, in the case of notice to Seller, to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn: David Fox, Esq.

          Patricia Moran, Esq.

Fax: (212) 735-2000

Section 8.6 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 8.7 Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that Seller shall be responsible for all Transfer Taxes (as well as the filing of all Tax Returns with respect thereto) and all costs and expenses of the Companies and their Subsidiaries (other than pursuant to Section 4.26) to the extent incurred in connection with the transactions contemplated by this Agreement.

Section 8.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 8.9 Interpretation.

(a) When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(d) References to “dollars” or “$” are to U.S. dollars.

(e) The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

(f) This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 8.10 Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Seller and Buyer. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.11 Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 8.12 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.13 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 8.14 No Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL SELLER OR BUYER BE LIABLE UNDER THIS AGREEMENT FOR PUNITIVE DAMAGES OR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, INCLUDING WITH RESPECT TO MARKETING PRACTICES, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT (IT BEING UNDERSTOOD THAT TO THE EXTENT BUYER OR SELLER IS ACTUALLY LIABLE TO ANY THIRD PARTY FOR ANY DAMAGES, SUCH LIABILITY SHALL INCLUDE LIABILITY FOR PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES THAT CONSTITUTE LOSSES UNDER ARTICLE VIII).

Section 8.15 Reliance. Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other party set forth in this Agreement that have been or are made in favor of such party, notwithstanding any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto.

Section 8.16 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

CENDANT CORPORATION

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Executive Vice President – Law and Corporate Secretary

AFFINITY ACQUISITION, INC.

By:	/s/ Marc Becker
	Name:	Marc Becker
	Title:	President

AFFINITY ACQUISITION HOLDINGS, INC.

By:	/s/ Marc Becker
	Name:	Marc Becker
	Title:	President

EXECUTION COPY

AMENDMENT NO. 1 dated as of October 17, 2005 (this “Amendment”) to the PURCHASE AGREEMENT dated as of July 26, 2005 (the “Original Agreement”), by and among CENDANT CORPORATION, a Delaware corporation (the “Seller”), AFFINITY ACQUISITION, INC. (now known as AFFINION GROUP, INC.), a Delaware corporation (the “Buyer”); AFFINITY ACQUISITION HOLDINGS, INC. (now known as AFFINION GROUP HOLDINGS, INC.), a Delaware corporation and the parent corporation of Buyer (the “Parent” and together with Buyer, the “Acquirors”).

RECITALS

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement;

WHEREAS, Seller, Parent and Buyer are parties to the Original Agreement providing for the acquisition by Buyer of all of the Equity of CMG and CIH, each a subsidiary of Seller;

WHEREAS, Section 8.10 of the Original Agreement provides that the Original Agreement may be amended by a written instrument executed and delivered by each of Seller and Buyer; and

WHEREAS, the parties desire to amend the Original Agreement as provided herein (the Original Agreement, as so amended, being referred to herein as the “Agreement”).

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Original Agreement, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS

1.1	Amendments to Section 1.1

(a) Section 1.1 of the Original Agreement is hereby amended to delete the definition of “Cash” and insert the definition set forth below:

“Cash” means all cash and cash equivalents of the Companies and their Subsidiaries (other than Restricted Cash), as determined in accordance with GAAP, plus the $28,208,979 non-GAAP cash included in the intercompany accounts.

(b) Section 1.1 of the Original Agreement is hereby amended by inserting the following new definitions in alphabetical order in such section:

“Agreement” shall have the meaning set forth in the Recitals hereto.

“Applicable Period” shall have the meaning set forth in Section 2.5.

“Award” shall have the meaning set forth in Section 4.29(a).

“Cash Reconciliation Schedule” shall have the meaning set forth in Section 2.5.

“Cash Repatriation Schedule” shall have the meaning set forth in Section 2.4.

“Costs” shall have the meaning set forth in Section 2.4(c).

“Dispute Notice” shall have the meaning set forth in Section 2.5.

“Final Cash Statement” shall have the meaning set forth in Section 2.5(g).

“Foreign Cash” shall have the meaning set forth in Section 2.4(a).

“Fortis” shall have the meaning set forth in Section 4.29(a).

“Fortis Agreement” means the Joint Marketing, Administrative Services and Agency Agreement, effective as of February 1st, 2000, by and among American Bankers Insurance Company of Florida, American Bankers Life Assurance Company of Florida, Fortis Benefits Insurance Company, First Fortis Life Insurance Company, Union Security Life Insurance Company, United Family Life Insurance Company, American Reliable Insurance Company, Voyager Life Insurance Company, Voyager Life And Health Insurance Company, Voyager Indemnity Insurance Company, Voyager Property and Casualty Insurance Company and Benefit Consultants, Inc. and FISI Madison LLC.

“Fortis Dispute Notice” shall have the meaning set forth in Section 4.29(e).

“Fortis Matter” means the case captioned “Benefit Consultants, Inc. and FISI*Madison L.L.C. v. American Bankers Insurance Company of Florida, American Bankers Life Assurance Company of Florida, Fortis Benefits Insurance Company, First Fortis Life Insurance Company, Union Security Life Insurance Company, United Family Life Insurance Company, American Reliable Insurance Company, Voyager Life Insurance Company, Voyager Life And Health Insurance Company, Voyager Indemnity Insurance Company, Voyager Property and

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Casualty Insurance Company, Chancery Court for the State of Tennessee 21st Judicial District, Williamson County” and any appeals thereof.

“Indemnified Loan” shall have the meaning set forth in Section 2.4(c).

“Indemnified Transactions” shall have the meaning set forth in Section 2.4(a).

“Inter-Company Accounts” shall have the meaning set forth in Section 2.5(c)(i).

“June 30 Cash” shall have the meaning set forth in Section 2.4.

“Net Due” shall have the meaning set forth in Section 2.5(c)(iv).

“Original Fortis Receivable” shall have the meaning set forth in Section 4.29(a).

“Preliminary Cash Statement” shall have the meaning set forth in Section 2.5.

“Profit Share Amounts” means any “profit share” amounts that have been accrued by CMG or any of its Subsidiaries in respect of periods prior to any settlement or final adjudication of the Fortis Matter, subject to adjustment based on the calculation of such amounts in accordance with past practice pursuant to the terms of Section 3 of Schedule C to the Fortis Agreement, but does not include any amounts included in the Original Fortis Receivable.

“Profit Share Calculation” shall have the meaning set forth in Section 4.29(d).

“Sample Statement” shall have the meaning set forth in Section 2.5( ).

“Supplemental Bonuses” means $3,552,500.00.

1.2	Amendment to Section 2.1

(a) Section 2.1(c) of the Original Agreement is hereby amended by deleting the word “Cash” in the first sentence of such section and inserting in lieu thereof the phrase “the Initial Cash Price”.

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1.3	Amendments to Section 2.3

(a) Section 2.3(b) of the Original Agreement is hereby amended by deleting the word “and” after the phrase “Retention Payments;” in such section and inserting immediately after the phrase “June 30, 2005” the phrase “; and (v) Supplemental Bonuses.”

(b) Section 2.3(c) of the Original Agreement is hereby amended and restated in its entirety as set forth below:

“(c) The Initial Cash Price shall be decreased by the sum of: (i) the Purchase Price Adjustment Items; plus (ii) the difference, if any, of (A) the sum of the payments made by or on behalf of the Companies or their Subsidiaries to Seller and its Affiliates (other than the Companies and their Subsidiaries), net of any payments made by Seller or its Affiliates (other than the Companies and their Subsidiaries) on behalf of the Companies or their Subsidiaries in respect of the period from July 1, 2005 through August 31, 2005, and (B) the difference between (1) the amount required to be paid by the Companies or their Subsidiaries to Seller and its Affiliates (other than the Companies and their Subsidiaries) in respect of such period pursuant to the Inter-Company Agreements and (2) the amount required to be paid by Seller and its Affiliates (other than the Companies and their Subsidiaries) to the Companies or their Subsidiaries in respect of such period pursuant to the Inter-Company Agreements; provided that all Cash of the Business (other than Restricted Cash) through and including June 30, 2005 shall be paid prior to the Closing Date by the Companies and their Subsidiaries to Seller and its Affiliates (other than the Companies and their Subsidiaries); plus (iii) in the case of any payments made by any Company or any Subsidiary prior to or on the Closing Date in connection with the settlement or resolution the matters listed in Section 7.1(a)(x) and Section 7.1(a)(xi) of the Seller Disclosure Schedule, the amount of such payments less the portion of payments that would have been paid by the Companies and its Subsidiaries pursuant to Section 7.1(a)(x) and Section 7.1(a)(xi) (in accordance with Section 7.1(b) and 7.3(m)) had such matter been settled or resolution happened after the Closing Date; plus (iv) the aggregate amount of all the payments made to stockholders of TRL Group other than Seller and its Subsidiaries by any of the Companies or their Subsidiaries to satisfy the condition set forth in Section 5.1(g) but only to the extent, if any, that such payments were not funded by Seller or any of its Subsidiaries (other than the Companies and their Subsidiaries); plus (v) all payments made by any of the Companies or their Subsidiaries after June 30, 2005 in respect of legal fees and expenses incurred in respect of the Excluded Litigation Matters and 80% of all payments made by any of the Companies or their Subsidiaries after June 30, 2005 in respect of legal fees and expenses incurred in respect of the litigation set forth on Section 7.1(a)(xi) of the Seller Disclosure Schedule.”

1.4	Amendment to Add New Section 2.4

The Original Agreement is hereby amended by inserting a new Section 2.4 as set forth below:

“2.4	Cash Repatriation

(a) As provided in the proviso to clause (ii)(B) of Section 2.3(c), all Cash of the Business (other than Restricted Cash) through and including June 30, 2005 (“June 30 Cash”) is to be paid prior to the Closing Date by the Companies and their Subsidiaries to Seller and its Affiliates (other than the Companies and

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their Subsidiaries). Schedule I to this Amendment (the “Cash Repatriation Schedule”) sets forth for purposes of this Section 2.4 (i) the aggregate amount of June 30 Cash, (ii) the amount of June 30 Cash that is held in Subsidiaries of CIH in jurisdictions outside of the United States (“Foreign Cash”) and (iii) the steps pursuant to which the Foreign Cash shall be transferred to Seller or one of its Affiliates (such steps, together with the loan from UK newco to CIMS Limited UK made in connection with the transactions contemplated by the steps (“Indemnified Loan”) and the unwinding of the Indemnified Loan, collectively, the “Indemnified Transactions”).

(b) The parties understand and agree that (i) the Foreign Cash shall be transferred to Seller or one of its Affiliates pursuant to the steps outlined on the Cash Repatriation Schedule and (ii) notwithstanding anything to the contrary set forth in the Agreement, the execution and delivery of all documents, and the performance of all actions, contemplated by, or necessary or advisable, to effectuate the steps set forth on, the Cash Repatriation Schedule shall not constitute a breach or violation of any of the terms of, or cause a failure to be satisfied of any condition under, the Agreement.

(c) Seller shall pay all stamp duties, capital and transfer Taxes required to be paid with respect to the Indemnified Loan and capital contributions set forth in the Cash Repatriation Schedule before the Closing Date. Notwithstanding any other provisions of this Agreement, including any of the limitations on indemnification or remedies contained herein, Seller share bear all out-of-pocket costs (“Costs”) of the Indemnified Transactions, whether incurred before or after the Closing Date, and shall indemnify and hold Buyer and its Affiliates harmless against all such Costs. (For the avoidance of doubt, Costs shall not include the principal amount of, and interest with respect to, the Indemnified Loan.) Such Costs shall include, but not be limited to, (i) any Cost that would not have been incurred if the Indemnified Transactions had not occurred, including, but not limited to any incremental Tax Cost incurred by Buyer or any of its Affiliates as a result of the Indemnified Transactions, (ii) any Costs associated with the repayment of the Indemnified Loan, whether by actual repayment or by distributing the Indemnified Loan as a dividend or otherwise to a noteholder’s direct and indirect shareholders, (iii) any Taxes, including withholding Taxes, charged (whether incurred by a Party to the Indemnified Loan or otherwise) with respect to payments on, or deemed payments on, or the distribution of, the Indemnified Loan, and (iv) any accounting, legal, or similar documentation or approval Costs associated with the Indemnified Transactions. In calculating the forgoing, Buyer shall be entitled to include any current Tax Cost incurred by Buyer or any of its Affiliates as a result of the existence of the Indemnified Loan, and shall be required to reduce such Tax Cost only by the amount of any net Tax benefit actually realized in the year such Tax Cost is incurred. For the purpose of this Section 2.4(c), (i) Buyer shall not be required to project the use of Tax benefits or deductions in future years, or otherwise take into account Tax benefits or deductions that are not actually realized, to reduce Costs otherwise payable pursuant to this Section 2.4(c) as a consequence of the

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indemnified pursuant hereto, (iii) Buyer and its affiliates shall be entitled to treat all other items of tax deduction, credit, depreciation or amortization as being used before any such Tax benefit from the Indemnified Transactions is used, and (iv) Buyer shall not be obligated to reimburse the Seller for any net Tax benefit received by Buyer or its Affiliates in excess of the aggregate Costs that Seller is obligated to indemnify Buyer hereunder. All calculations of Costs required to be made pursuant to this clause shall be made by Buyer in good faith, and shall be binding on the Seller absent manifest error, provided however, that Buyer shall provide such calculations of Costs to the Seller for its review and Buyer will consider in good faith all comments provided by Seller. Subject to the foregoing, Seller shall deliver any Costs requested by Buyer pursuant to this clause within 5 days written demand therefor.

(d) If, in the reasonable determination of the Buyer (based upon written advice of counsel to Buyer and after consultation with Seller and due consideration of Seller’s opinion), the then outstanding principal of and accrued but unpaid interest with respect to the Indemnified Loan cannot be eliminated in full on or prior to August 31, 2006 under applicable Law in a structure as proposed by Seller by means of (A) distributions by Subsidiaries of CIMs Limited (UK) of (i) Distributable Cash, (ii) all or a portion of the Indemnified Loan and/or (iii) stock of the new UK company, (B) share redemptions by Subsidiaries of CIMs Limited (UK) using as consideration therefor solely (i) Distributable Cash, (ii) all or a portion of the Indemnified Loan and/or (ii) stock of the new UK company, and/or (C) a liquidation, merger or dissolution of the new UK company with or into CIMs Limited (UK) after the distributions or redemptions contemplated by clauses (A) and (B), in each case, in a manner that would not decrease the applicable reserves or capital surplus generated solely after June 30, 2005 or the ability of Subsidiaries of CIMs Limited (UK) to make distributions or redeem securities based solely on profits generated after June 30, 2005 assuming, for these purposes, that the Business Day immediately preceding the Closing Date was the last day of each such Subsidiaries’ fiscal year, then Seller will pay to the new UK company formed in connection with the Indemnified Transactions or as directed by Buyer in immediately available funds an amount equal to the portion of the then outstanding principal of and accrued but unpaid interest with respect to the Indemnified Loan that cannot be so eliminated. For purposes of this Section 2.4(d), with respect to each Subsidiary of CIMS Limited (UK), “Distributable Cash” shall mean an amount of Cash that is not in excess of the amount of Cash reflected on the books and records of such Subsidiary as of June 30, 2005 (reduced by the amount of Restricted Cash as of June 30, 2005 and the amount, if any, of Cash previously transferred pursuant to the Cash Repatriation Schedule

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and increased by the amount, if any, of Distributable Cash received by such Subsidiary pursuant to this Section 2.4).

(e) Buyer shall, and shall cause its Subsidiaries (including CIH and its Subsidiaries) to, cooperate with, and take any action reasonably requested by, Seller to effect the transactions contemplated by this Section 2.4.”

1.5	Amendment to Add New Section 2.5

The Original Agreement is hereby amended by inserting a new Section 2.5 as set forth below:

“2.5	Cash Reconciliation

(a) The parties acknowledge and agree as follows:

(i) Seller is entitled to retain all Cash of the Business (other than Restricted Cash) as of June 30, 2005. All Cash of the Business from and after such date shall be retained by the Companies, other than net amounts payable to or by Seller and its Affiliates (other than the Companies and its Subsidiaries) by or to the Companies and their Subsidiaries in accordance with the Intercompany Agreements (the “Closed Loop”).

(ii) The Closed Loop shall be calculated for the period from and including July 1, 2005 through and including August 31, 2005 pursuant to the adjustment set forth in Section 2.3(c)(ii). The calculation of such adjustment is reflected in the schedules set forth in Schedule II to this Amendment (the “Cash Reconciliation Schedule”), which sets forth the Net Due amount for which adjustment shall be made pursuant to Section 2.3(c)(ii).

(iii) The Closed Loop shall be calculated for the period from and including September 1, 2005 through and including the date immediately prior to the Closing Date pursuant to the adjustment set forth below in this Section 2.5.

(b) Within forty-five (45) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement for the period from and including September 1, 2005 through and including the date immediately prior to the Closing Date, setting forth, the following (the “Preliminary Cash Statement”):

(i) reconciliations of the inter-company accounts of Seller and its Subsidiaries (other than the Companies and their Subsidiaries), on the one hand, and the Companies and their Subsidiaries, on the other hand (“Inter-Company Accounts”);

(ii) activity flowing through the Inter-Company Accounts, broken out between cash activity and non-cash activity;

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(iii) cash activity through the Inter-Company Accounts broken out between (x) net inter-company agreement activity, (y) net cash transfer activity and (z) net payments made by Seller on behalf of the Business; and

(iv) a reconciliation of the net amount due to/due from Seller in accordance with Section 2.5(a)(iii) (the “Net Due”) with supporting documentation for items (i)—(iii) above.

(c) The Preliminary Cash Statement shall be prepared and the Net Due amount shall be calculated using the same policies, procedures and methodologies used in preparing the Cash Reconciliation Schedule and consistent with Section 2.3(c).

(d) Seller shall have thirty (30) days following receipt of the Preliminary Cash Statement to review the Preliminary Cash Statement and to notify Buyer in writing if it disputes the amount of the Net Due set forth on the Preliminary Cash Statement (the “Dispute Notice”), specifying the reasons therefore in reasonable detail.

(e) In connection with Buyer’s preparation of the Preliminary Cash Statement and Seller’s review of such statement, Buyer and its Representatives and Seller and its Representatives, as applicable, shall have reasonable access, during normal business hours and upon reasonable notice, to all business and financial records, relevant work papers, schedules, memoranda and other documents and to finance personnel of Buyer or Seller, as applicable, the Companies and their Subsidiaries and any other information which Buyer or Seller, as applicable, reasonably requests, and Buyer shall, and shall cause the Companies and their Subsidiaries to, and Seller shall and shall cause its Subsidiaries to cooperate reasonably with Buyer or Seller and their respective Representatives, as applicable, in connection therewith.

(f) In the event that Seller shall deliver a Dispute Notice to Buyer, Buyer and Seller shall cooperate in good faith to resolve the dispute over such disputed items as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Cash Statement shall be made in accordance with the agreement of Buyer and Seller. If Buyer and Seller are unable to resolve any such disputed items within ten (10) Business Days (or such longer period as Buyer and Seller shall mutually agree in writing) of Seller’s delivery of such Dispute Notice, such disputed items shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.5(d) shall be shared equally by Buyer and Seller. The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services within thirty (30) days of submission of the Preliminary Cash Statement to it and, in any case, as promptly as practicable after such submission. The Preliminary Cash Statement, (i) if no Dispute Notice has been timely delivered by Seller, as originally submitted by

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Buyer, or (ii) if a Dispute Notice has been timely delivered by Seller, as determined pursuant to the resolution of such dispute in accordance with this Section 2.5(d), shall be, respectively, the “Final Cash Statement.”

(g) If the Final Cash Statement shows a Net Due payable to the Companies and their Subsidiaries, then Seller shall pay to CMG the amount of the Net Due. If the Final Cash Statement shows a Net Due payable to Seller, then Buyer shall pay or cause CMG to pay to Seller the amount of the Net Due. The payment of the Net Due as set forth herein shall be made on or before the fifth (5th) Business Day following the date on which the Preliminary Cash Statement becomes the Final Cash Statement pursuant to the last sentences of Section 2.5(f), together with interest thereon from the Closing Date to the date of payment, at a floating rate equal to the U.S. dollar prime rate per annum, as quoted by Banc of America Securities LLC from time to time during such period. Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Closing Date.”

(h) Seller and Buyer shall pay or cause to be paid to or as directed by the other any cash that it or its Affiliates (other than, in the case of Seller, the Companies and their Subsidiaries) receives or has received after June 30, 2005, whether before or after the Closing, from third parties in respect of the business activities of the other party.

1.6	Amendment to Section 4.12

Section 4.12(a) of the Original Agreement is hereby amended by deleting the phrase “(i) obtain a letter of credit on behalf of Buyer or one of its Affiliates,” in the second sentence of such section and inserting in lieu thereof the phrase “(i) obtain prior to December 31, 2005, a letter of credit in an amount to be mutually agreed upon by Buyer and Seller, on behalf of Buyer or one of its Affiliates.”

1.7	Amendment to Section 4.21

Section 4.21(b) of the Original Agreement is hereby amended and restated in its entirety as set forth below:

“All of the New Inter-Company Agreement Term Sheets set forth in Schedule V shall contain the Universal Provisions set forth in Schedule V; and the New Inter-Company Term Sheets that are marketing services term sheets (other than Marketing 8 and 9 term sheets) shall contain the provisions set forth in Schedule 4.21(b)(ii) of the Seller Disclosure Schedule.”

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1.8	Amendment to Section 4.24

Section 4.24 of the Original Agreement is hereby amended and restated in its entirety as set forth below:

“Buyer agrees to pay Seller all Retention Payments and Supplemental Bonuses that are forfeited on or prior to the first anniversary of the Closing Date by or otherwise not paid to any employee party thereto in accordance with the Retention Letters or Supplemental Bonus Letters, as applicable, promptly following such forfeiture by wire transfer of immediately available funds (it being understood that any such payments that are rolled over into equity securities or other securities of the Buyer will be deemed paid unless forfeited on or prior to the first anniversary of the Closing Date).”

1.9	Amendment to Add New Section 4.29

(a) The Original Agreement is hereby amended by inserting new Section 4.29 as set forth below:

“Section 4.29 Fortis Receivable

(a) In the event that American Bankers Insurance Company of Florida and certain of its affiliates (“Fortis”) pays (i) to Seller all or any portion of the $17,430,607.00 owed to certain Subsidiaries of CMG (the “Original Fortis Receivable”), which amount includes an award of damages in the amount of $14,340,000 (the “Award”) plus accrued and unpaid interest on the Award as of September 30, 2005, Seller shall pay to Buyer or as directed by Buyer any such amounts received, including post-judgment interest on the Award received by Seller or any of its Subsidiaries, within ten (10) Business Days of receipt thereof by Seller or (ii) to the Companies or their Subsidiaries all or any portion of the Original Fortis Receivable, Buyer shall give Seller prompt written notice thereof. At any time prior to the payment by Fortis of the full amount of the Original Fortis Receivable to any of Seller or its Subsidiaries or the Companies or their Subsidiaries, Seller may pay, but in no event later than the ninetieth (90th) day following the Closing Date, Seller shall pay, to Buyer an amount equal to the then-unpaid amount of the Original Fortis Receivable, plus any accrued post-judgment interest on the Award through the date of payment.

(b) In the event that Fortis does not pay to CMG or its Subsidiaries by June 15 of each of the years 2006 and 2007 all Profit Share Amounts that are due and payable by such dates in respect of prior periods, then within five (5) Business Days following written notice from Buyer to Seller that such payment was not received, Seller shall pay or caused to be paid such Profit Share Amounts to Buyer or as directed by Buyer; provided, however, that (i) Seller shall pay or cause to be paid such Profit Share Amounts only if each of CMG and its Subsidiaries continues to perform in all material respects in good faith all obligations required to be performed by it under any applicable agreements with Fortis, including, without limitation, remitting premium payments to Fortis in accordance with the terms of the Fortis Agreement, (ii) Buyer shall have, or shall have caused the Companies and their Subsidiaries to, provide to Seller and its Subsidiaries, for the applicable period, all of CMG or its Subsidiaries’ calculations, actuarial reports and claims reports and all reports, correspondence

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and other information received from Fortis, in each case, regarding the calculation of Profit Share Amounts including, without limitation, the February reports; and (iii) in the event that a final judgment, adjudication, determination or settlement of the Fortis Matter determines that any such Profit Share Amounts were not or will not be due and payable by Fortis, then Seller agrees to pay an amount equal to the unpaid Profit Share Amounts that would have been payable immediately prior to such final judgment, adjudication, determination or settlement under the terms of the Fortis Agreement, with Seller’s obligations in such event to be limited to an aggregate of $7,300,000 of Profit Share Amounts payable in 2006 and an aggregate of $4,482,000 of Profit Share Amounts payable in 2007.

(c) In the event that Seller or any of its Subsidiaries makes any payments pursuant to this Section 4.29, Seller will be subrogated, to the extent of any such payments made, to the rights of CMG and its Subsidiaries to receive payments in respect of the Fortis Receivable until Seller or its Subsidiaries receives from Fortis an amount equal to the amounts paid by Seller or its Subsidiaries pursuant to this Section 4.29. Buyer shall, and shall cause the Companies and their Subsidiaries to, cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to give effect to the subrogation referred to in this Section 4.29(c); provided, that Buyer shall use its reasonable best efforts to take such actions upon the request of Seller and Seller shall bear all costs, fees and expenses associated with the taking of such requested actions.

(d) Buyer shall cause the Companies and their Subsidiaries to provide to Seller, promptly following receipt thereof from Fortis, the annual “profit share” calculation under the Fortis Agreement (the “Profit Share Calculation”). Seller shall have the right, at its own expense, to examine and/or audit the books and records of Buyer and its Subsidiaries, and to make copies and extracts therefrom, for the purpose of confirming the accuracy of payments and Profit Share Calculation under this Section 4.29 or confirming the Buyer’s and its Subsidiaries’ performance of their obligations under the Fortis Agreement. Such audit or examination shall occur only upon reasonable notice to Buyer and shall not occur more than once during any 12 month period unless a violation is discovered, in which case Seller shall conduct such number of audits or examinations within such period that are reasonable under the circumstances.

(e) Seller shall have thirty (30) days following receipt of any Profit Share Calculation to review the Profit Share Calculation and to notify Buyer in writing if it disputes any item set forth on the Profit Share Calculation (the “Fortis Dispute Notice”), specifying the reasons therefor in reasonable detail. Buyer and Seller shall cooperate in good faith to resolve the dispute over such disputed items as promptly as practicable and, upon such resolution, if any, any adjustments to the Profit Share Calculation shall be made in accordance with the agreement of Buyer and Seller. If Buyer and Seller are unable to resolve any such disputed items within ten (10) Business Days (or such longer period as Buyer and

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Seller shall mutually agree in writing) of Seller’s delivery of such Fortis Dispute Notice, such disputed items shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 4.29(e) shall be borne pro rata, by Seller, on the one hand, and Buyer or CMG, on the other hand, in proportion to the allocation of the dollar amount of the amounts remaining in dispute between Seller and Buyer made by the Independent Accounting Firm such that the prevailing party pays the lesser proportion of the fees and expenses. The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services within thirty (30) days of submission of the Profit Share Calculation to it and, in any case, as promptly as practicable after such submission.”

(f) Notwithstanding any other provision contained herein, in the event that the Companies or any of their Subsidiaries receives from Fortis any amounts in respect of which Seller has paid or caused to be paid pursuant to this Section 4.29, Buyer shall cause the Companies promptly to pay to Seller any such amounts received from Fortis.

1.10	Amendment to Section 5.1

(a) Section 5.1(g) of the Original Agreement is hereby amended by deleting the word “Seller” and inserting in lieu thereof the words “CMG or one of its Subsidiaries.”

(b) Section 5.1(h) of the Original Agreement is hereby amended by deleting the reference to Section “5.1(f)” and inserting in lieu thereof “5.1(h).”

1.11	Amendment to Section 7.3

The Original Agreement is hereby amended by inserting a new Section 7.3(o) as set forth below:

“The parties acknowledge that certain state attorneys general or other Governmental Authorities have joined or indicated an intention to join the Actions set forth in Section 7.1(a)(xi) of the Seller Disclosure Schedule and that additional state attorneys general or other Governmental Authorities may hereafter join such Actions. The parties agree that all amounts paid or payable in connection with such Actions that are not allocated to a specific state or Action (in a judgment, order, decree, settlement agreement, invoice or otherwise) shall be allocated between Shared Losses and Section 7.1(a)(xi) Losses in the same proportion as such amounts that are allocated to a specific state or Action (in a judgment, order, decree, settlement agreement, invoice or otherwise).”

1.12	Amendment to Seller Disclosure Schedules

(a) Section 3.1(i)(A) of the Seller Disclosure Schedule to the Original Agreement is hereby amended by deleting the date “7/10/01” contained at the end of the reference to Pederson

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v. Trilegiant Corporation under the heading “Consumer Class Actions Alleging Unfair and Deceptive Marketing Practices” and inserting the date “11/15/01” in lieu thereof.

(b) Section 4.11(a) of the Seller Disclosure Schedule to the Original Agreement is hereby amended and restated in its entirety as set forth on Annex I hereto.

(c) Section 4.12 of the Seller Disclosure Schedule to the Original Agreement is hereby amended and restated in its entirety as set forth on Annex II hereto.

(d) Section 4.21(b)(ii)(a)(1) of the Seller Disclosure Schedule to the Original Agreement is hereby amended by inserting the phrase “the applicable Cendant party shall have the right to terminate at will following the effective date upon at least” immediately after the phrase “in the case of Marketing (6),” in the first sentence of such section.

ARTICLE II

MISCELLANEOUS

2.1	No other Amendments or Waivers

Except as modified by this Amendment, the Original Agreement shall remain in full force and effect, enforceable in accordance with its terms. Except as expressly set forth herein, this Amendment is not a consent to any waiver or modification of any other terms or conditions of the Original Agreement or any of the instruments or documents referred to in the Original Agreement and shall not prejudice any right or rights which the parties thereto may now or hereafter have under or in connection with the Agreement or any of the instruments or documents referred to therein. After the date hereof, any reference to the Original Agreement shall mean the Original Agreement as amended hereby.

2.2	Effectiveness

This Amendment shall be effective upon the execution and delivery hereof by Seller and Buyer in accordance with Section 8.10 of the Original Agreement.

2.3	Counterparts and Facsimile Execution

This Amendment may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Amendment, facsimile signatures shall be deemed original and the Parties agree to exchange original signatures as promptly as possible.

2.4	Choice of Law

This Amendment shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York without regard to the conflicts of laws rules thereof.

* * * * *

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IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to the Original Agreement as of the date first above written.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Marc Becker
	Name:	Marc Becker
	Title:	Chairman

AFFINION GROUP, INC.

By:	/s/ Marc Becker
	Name:	Marc Becker
	Title:	Chairman

CENDANT CORPORATION

By:	/s/ David B. Wyshner
	Name:	David B. Wyshner
	Title:	Executive Vice President and Treasurer